Execution Version
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
Amprius Technologies, Inc.,
COMBINE MERGER SUB, INC.,
COMBINE MERGER SUB, LLC
and
Amprius, Inc.
Dated as of May 9, 2023

i

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization dated as of May 9, 2023 (this “Agreement”) is among Amprius Technologies, Inc., a Delaware corporation (“Pubco”), Combine Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Combine Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Amprius, Inc., a Delaware corporation (“Holdco”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.
WHEREAS, Merger Sub I and Merger Sub II are wholly-owned direct subsidiaries of Pubco;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, Pubco and Holdco will enter into a transaction pursuant to which Merger Sub I will merge with and into Holdco (the “First Merger”), with Holdco surviving the First Merger as a wholly owned subsidiary of Pubco, and promptly following the First Merger, and as part of the same overall transaction, Holdco (i.e., the surviving entity of the First Merger) will merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”);
WHEREAS, all shares of common stock of Pubco, par value $0.0001, (the “Pubco Shares”) owned by Holdco (the “Holdco Owned Shares”) shall be cancelled in connection with the Closing of the Transactions;
WHEREAS, each share of Holdco Class A Common Stock, as a result of the First Merger, shall be converted into the right to receive a number of Pubco Shares equal to the Discounted Exchange Ratio, pursuant to the terms of this Agreement;
WHEREAS, each share of Holdco Class B Common Stock, as a result of the First Merger shall be converted into the right to receive a number of Pubco Non-Voting Shares equal to the Discounted Exchange Ratio, pursuant to the terms of this Agreement;
WHEREAS, the Special Committee of the Board of Directors of Pubco (the “Pubco Special Committee”) has (a) determined that this Agreement, the Mergers and the other Transactions are fair to and in the best interests of the Unaffiliated Stockholders, and (b) recommended that the Board of Directors of Pubco approve, adopt and declare advisable this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions and recommend that the stockholders of Pubco vote to approve and adopt this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions;
WHEREAS, the Board of Directors of Pubco, acting on the recommendation of the Pubco Special Committee has (a) determined that this Agreement, the Mergers and the other Transactions are fair to and in the best interests of the stockholders of Pubco (including the Unaffiliated Stockholders), (b) approved, adopted and declared advisable this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions, (c) recommended that the stockholders of Pubco approve and adopt this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions (the “Pubco Board Recommendation”), and (d) directed that this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions be submitted for consideration by the stockholders of Pubco;
WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has (a) determined that this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Holdco and its stockholders, (b) approved and adopted this Agreement and the Mergers and declared their advisability, (c) approved the Mergers and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Mergers by the stockholders of Holdco, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, this Agreement and the Transactions (including the Mergers) be submitted for consideration by Holdco’s stockholders;

WHEREAS, the Board of Directors of Merger Sub I (the “Merger Sub I Board”) has (a) determined that this Agreement and the Mergers are fair to, and in the best interests of, Merger Sub I and its sole stockholder, (b) approved and adopted this Agreement and the Mergers and declared their advisability, (c) approved the Mergers and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Mergers by the sole stockholder of Merger Sub I, and (e) directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole stockholder of Merger Sub I;
WHEREAS, the managing member of Merger Sub II has (a) determined that this Agreement and the Mergers are fair to, and in the best interests of, Merger Sub II and its sole member, (b) approved and adopted this Agreement and the Mergers and declared their advisability, (c) approved the Mergers and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Mergers by the sole member of Merger Sub II, and (e) directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole member of Merger Sub II;
WHEREAS, all Pubco Shares and Pubco Non-Voting Shares issued in connection with the Mergers shall be subject to the lock-up terms substantially consistent with those in the existing lock-up arrangements applicable to the Holdco Owned Shares, as set forth in the Pubco Bylaws that shall be adopted in connection with the Closing;
WHEREAS, Holdco, Pubco and the Key Holdco Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date of this Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Holdco Stockholders, comprising holders sufficient to deliver the Holdco Requisite Stockholder Approval, have agreed to approve and adopt this Agreement, the Mergers and the other Transactions, including the Pre-Closing Conversion;
WHEREAS, Holdco, Pubco and the Key Pubco Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Pubco Support Agreement, dated as of the date of this Agreement (the “Pubco Support Agreement”), pursuant to which, among other things, Holdco and the Key Pubco Stockholders will each vote their respective Pubco Shares in favor of this Agreement, the Pubco Effective Time Certificate, the Mergers and the other Transactions at the time specified therein;
WHEREAS, Holdco, Pubco and the other holders named therein shall, concurrently with the execution of this Agreement, enter into an amendment to the Registration Rights Agreement, dated September 14, 2022 (together, as amended, the “Registration Rights Agreement”);
WHEREAS, certain stockholders of Holdco and Pubco shall enter into a joinder to the Registration Rights Agreement (as defined below) (the “Registration Rights Agreement Joinder”) at the Closing, in the form attached as Exhibit B; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together as an integrated transaction, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) Holdco, Merger Sub I, Merger Sub II and Pubco are parties to such reorganization within the meaning of Section 368(b) of the Code, and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the Merger Subs (collectively, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:
ARTICLE I.

DEFINITIONS
SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Ancillary Agreements” means the Stockholder Support Agreements, the Pubco Support Agreements, the Registration Rights Agreement Joinders, and all other agreements, certificates and instruments executed and delivered by Pubco, Merger Sub I, Merger Sub II, Holdco or Holdco Stockholders in connection with the Transactions.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of Holdco or any Suppliers or customers of Holdco or Pubco or its subsidiaries (as applicable) that is not already generally available to the public.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Discounted Exchange Ratio” means the product obtained by multiplying 0.98 by the Exchange Ratio.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
“DPA Triggering Rights” means: (i) “control,” (ii) access to any “material non-public technical information,” (iii) membership or observer rights on the board of directors or equivalent governing body or the right to nominate an individual to a position on the board of directors or equivalent governing body, (iv) any involvement, other than through the voting of shares, in substantive decision-making regarding (x) the use, development, acquisition or release of “critical technology,” (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure,” each as defined in the DPA.
“Exchange Ratio” means the result of the following formula, rounded down to two (2) decimal places:

((A x B) + C + D) ÷ E
B
where
A = The total number of Holdco Owned Shares.
B = The Pubco Stock Price.
C = The aggregate exercise price of all Holdco Options (whether vested or unvested) and all Holdco Warrants to the extent issued and outstanding as of immediately prior to the First Effective Time.
D = Holdco Cash, minus Holdco Indebtedness, minus Outstanding Holdco Transaction Expenses.
E = The total number of Fully-Diluted Holdco Shares.

As of the date of this Agreement, assuming the Fully-Diluted Holdco Shares, Holdco Cash, Holdco Indebtedness and Outstanding Holdco Transaction Expenses are in the amounts set forth on Schedule D, the Exchange Ratio would be 0.72 and the Discounted Exchange Ratio would be 0.7056.
“Foreign Investment Laws” shall mean any laws in a given jurisdiction designed or intended to prohibit, restrict or regulate actions (a) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (b) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest.
“Foreign Person” shall have the meaning ascribed to such term under Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
“Fully-Diluted Holdco Shares” means an amount equal to, without duplication, (a) the aggregate number of shares of Holdco Common Stock that are issued and outstanding as of immediately prior to the First Effective Time on a fully-diluted, as converted-to-Holdco-Common-Stock basis, plus (b) the aggregate number of shares of Holdco Common Stock issuable upon the gross exercise, exchange or conversion of Holdco Options that are outstanding as of immediately prior to the First Effective Time, as converted-to-Holdco-Common-Stock basis, plus (c) the aggregate number of shares of Holdco Common Stock issuable upon the gross exercise, exchange or conversion of Holdco Warrants that are outstanding as of immediately prior to the First Effective Time, as converted-to-Holdco-Common-Stock basis, plus (d) the aggregate number of shares of Holdco Common Stock that Holdco is otherwise obligated to issue pursuant to any contract, judgment, order or otherwise, whether on an absolute or contingent basis. As of the date of this Agreement there are 92,143,424 Fully-Diluted Holdco Shares.
“Holdco Cash” means cash, cash equivalents and marketable securities convertible to cash within thirty (30) days held by Holdco, excluding all restricted cash, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with GAAP.
“Holdco Certificate of Incorporation” means Holdco’s amended and restated certificate of incorporation dated June 13, 2022, and as such may have been amended, supplemented or modified from time to time.
“Holdco Class A Common Stock” means common stock of Holdco, par value $0.0001, designated as “Class A Common Stock” in the Holdco Certificate of Incorporation.
“Holdco Class B Common Stock” means common stock of Holdco, par value $0.0001, designated as “Class B Common Stock” in the Holdco Certificate of Incorporation.
“Holdco Combined Series C Preferred Stock” means, collectively, the Holdco Series C Preferred Stock and the Holdco Series C-NV Preferred Stock.
“Holdco Combined Series E Preferred Stock” means, collectively, the Holdco Series E Preferred Stock, the Holdco Series E-1 Preferred Stock and the Holdco Series E-2 Preferred Stock.
“Holdco Common Stock” means Holdco Class A Common Stock and/or Holdco Class B Common Stock, as applicable.
“Holdco Financials” means (i) as of, and for the year ended, December 31, 2021, an audited balance sheet of Holdco (and the related audited statements of operations, cash flows and stockholders’ equity of Holdco for the year then ended), (ii) as of, and for the year ended, December 31, 2022, an audited balance sheet of Holdco (and the related audited statements of operations, cash flows and stockholders’ equity of Holdco for the year then ended), and (iii) as of, for the three (3) months ended, March 31, 2023, an unaudited balance sheet of Holdco (and the related unaudited statements of operations, cash flows and stockholders’ equity of Holdco for the period then ended); provided, that, the Holdco Financials shall provide the financial information for Holdco without consolidating the assets, liabilities and results of Pubco.

“Holdco Indebtedness” means, without duplication and with respect to Holdco, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, other than ordinary course trade payables that are not past due, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions to the extent drawn; (g) guarantees made by Holdco on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Holdco IP” means, collectively, all Holdco-Owned IP and Holdco-Licensed IP.
“Holdco-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to Holdco or to which Holdco otherwise has a right to use.
“Holdco Material Adverse Effect” means any event, circumstance, change, development, liability (contingent or otherwise, but not including liabilities included as Holdco Indebtedness), effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Holdco, or (b) prevent, materially delay or materially impede the performance by Holdco of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Holdco Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Holdco operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by Holdco as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; (viii) any actions taken, or failures to take action, in each case, which Pubco has requested or to which it has consented or which actions are contemplated by this Agreement or (ix) any Effect attributable to Pubco or to Holdco’s ownership interests in Pubco, including the trading price of Pubco securities or the business, condition (financial or otherwise), assets, liabilities or operations of Pubco.
“Holdco Non-Voting Preferred Stock” means Holdco Series B-NV Preferred Stock, Holdco Series C-NV Preferred Stock, Holdco Series D-1 Preferred Stock, Holdco Series E Preferred Stock and Holdco Series E-1 Preferred Stock.
“Holdco Optionholder” means each holder of Holdco Options.
“Holdco Options” means all options to purchase outstanding shares of Holdco Common Stock or Holdco Preferred Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under Holdco Option Plan or otherwise.
“Holdco Option Plan” means the 2008 Stock Plan of Amprius, Inc.
“Holdco-Owned IP” means all Intellectual Property Rights owned or purported to be owned by Holdco.

“Holdco Preferred Stock” means, collectively, the Holdco Voting Preferred Stock and the Holdco Non-Voting Preferred Stock.
“Holdco Requisite Stockholder Approval” means (a) the approval and adoption of this Agreement, the Mergers and the other Transactions, including the Pre-Closing Conversion, by the affirmative vote and consent of the holders of a majority of the outstanding shares of each of (i) the Holdco Voting Preferred Stock and the Holdco Non-Voting Preferred Stock (voting as a single class and on an as-converted basis), (ii) the Holdco Series D-1 Preferred Stock and the Holdco Combined Series E Preferred Stock (voting a single class and on an as-converted basis), and (iii) the Holdco Combined Series C Preferred Stock (voting as a single class and on an as-converted basis), (iv) the Holdco Class A Common Stock, and (v) the Holdco Class B Common Stock; and (b) after giving effect to the Pre-Closing Conversion, the approval and adoption of this Agreement, the Mergers and the other Transactions, including the Conversion of Securities, by the affirmative vote and consent of the holders of a majority of the outstanding shares of each of (i) the Holdco Class A Common Stock, and (ii) the Holdco Class B Common Stock.
“Holdco Series A Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series A Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series B Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series B Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series B-NV Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series B-NV Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series C Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series C Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series C-NV Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series C-NV Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series D-1 Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series D-1 Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series E Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series E Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series E-1 Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series E-1 Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Series E-2 Preferred Stock” means Holdco’s preferred stock, par value $0.0001, designated as “Series E-2 Preferred Stock” in Holdco’s Certificate of Incorporation.
“Holdco Voting Preferred Stock” means Holdco Series A Preferred Stock, Holdco Series B Preferred Stock, Holdco Series C Preferred Stock and Holdco Series E-2 Preferred Stock.
“Holdco Stockholder” means any holder of Holdco Common Stock or Holdco Preferred Stock.
“Holdco Warrant Agreement” means the Warrant to Purchase Stock dated December 13, 2017, between Holdco and Silicon Valley Bank.
“Holdco Warrants” means warrants for Holdco Series E Preferred Stock held by Silicon Valley Bank, granted on December 13, 2017.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.
“Intervening Event” means an event with respect to Holdco or Pubco or their respective subsidiaries that (a) occurs or arises after the execution and delivery of this Agreement, (b) was not known by or reasonably foreseeable to the Board of Directors of Pubco and the Pubco Special Committee as of the execution and delivery of this Agreement, and (c) first becomes known to the Board of Directors of Pubco and the Pubco Special Committee after the execution and delivery of this Agreement and any time prior to the time the Pubco Stockholder Approval is obtained.
“Key Holdco Stockholders” means the persons and entities listed on Schedule A.
“Key Pubco Stockholders” means the persons and entities listed on Schedule B.
“knowledge” or “to the knowledge” of a person means in the case of Holdco, the actual knowledge of the persons set forth on Schedule C under the title “Holdco Knowledge Parties”, after reasonable inquiry of the books and records of Holdco, and in the case of Pubco, the actual knowledge of the persons set forth on Schedule C under the title “Pubco Knowledge Parties”, after reasonable inquiry of such person’s direct reports.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property Rights).
“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub I, as amended, modified or supplemented from time to time and the certification of formation and organizational documents of Merger Sub II, as amended, modified or supplemented from time to time.
“ordinary course of business” means, with respect to Holdco, the ordinary course of business consistent with past practices of Holdco, taking into account Holdco’s current status as a non-operating holding entity for shares of Pubco common stock.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Per Share Merger Consideration” means, (a) with respect to each share of Holdco Class A Common Stock (including any such shares outstanding as a result of the conversion of each share of Holdco Voting Preferred in the Pre-Closing Conversion), the right to receive the number of Pubco Shares equal to the Discounted Exchange Ratio and (b) with respect to each share of Holdco Class B Common Stock (including any such shares outstanding as a result of the conversion of each share of Holdco Non-Voting Preferred in the Pre-Closing Conversion), the right to receive the number of Pubco Non-Voting Shares equal to the Discounted Exchange Ratio.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of Holdco’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property Rights owned by or licensed to Holdco or granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Holdco Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made commercially available by or on behalf of Holdco and from whose sale or provision Holdco has derived previously, is currently deriving revenue.
“Pubco Bylaws” means the amended and restated bylaws of Pubco, substantially in the form attached as Exhibit A hereto.
“Pubco Certificate” means the Certificate of Incorporation of Pubco.
“Pubco Effective Time Certificate” means the Amended and Restated Certificate of Incorporation of Pubco substantially in the form attached hereto as Exhibit C.
“Pubco Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Pubco; or (b) prevent, materially delay or materially impede the performance by Pubco, Merger Sub I or Merger Sub II of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Pubco Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Pubco operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Pubco as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; or (viii) any actions taken, or failures to take action, in each case, which Holdco has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Pubco is materially and disproportionately affected thereby as compared with other participants in the industries in which Pubco operates.
“Pubco Non-Voting Shares” means those shares of Non-Voting Common Stock as defined in the Pubco Effective Time Certificate.

“Pubco Organizational Documents” means the Pubco Certificate and the bylaws of Pubco, in each case as amended, modified or supplemented from time to time.
“Pubco Stockholders’ Meeting” means a meeting (whether an annual meeting or special meeting) of the stockholders of Pubco to be held for the purpose of approving the Pubco Proposals and any postponement, recess or adjournment of such meeting.
“Pubco Stock Price” means $8.71.
“Pubco Unaffiliated Stockholder Approval” means the adoption of this Agreement and the Pubco Effective Time Certificate and the approval of the Mergers and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the outstanding Pubco Shares beneficially owned by Unaffiliated Stockholders.
“Pubco Warrants” means, collectively, (a) the redeemable warrants to purchase Pubco Shares at an exercise price of $11.50 per share and (b) the redeemable warrants to purchase Pubco Shares at an exercise price of $12.50 per share.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means all computer software (in object code or source code format), and related documentation and materials.
“subsidiary” or “subsidiaries” of Holdco, the Surviving Entity, Pubco or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of Holdco.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, Holdco Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Pubco, Merger Sub I, Merger Sub II or Holdco in connection with the Transactions.
“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments (including payments treated as compensatory for applicable Tax purposes) in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents (including the First Merger and the Second Merger).
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Unaffiliated Stockholders” means the stockholders of Pubco other than (a) Holdco, (b) the Holdco Stockholders, (c) the members of the Board of Directors of Pubco, (d) each person Pubco has determined to be an “officer” of Pubco within the meaning of Rule 16a-1(f) of the Exchange Act, and (e) any “associate” or “immediate family” member (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:
Defined Term     Location of Definition
Action    4.09
Additional Proposal    7.01(a)
Adjournment Proposal    7.01(a)
Agreement    Preamble
Allocation Certificate    7.08
Antitrust Laws    7.13(a)
Blue Sky Laws    4.05(b)
Book-Entry Shares    3.03(a)
Certificates    3.03(b)
Closing    2.02(c)
Closing Date    2.02(c)
Confidentiality Agreement    7.04(b)
Conversion of Securities    3.02(a)
DGCL    Recitals
Disputed Amounts    2.06(c)
DLLCA    Recitals
ERISA    4.10(a)
ERISA Affiliate    4.10(c)
Estimated Closing Certificate    2.06(a)
Estimated Holdco Debt    2.06(a)
Estimated Outstanding Holdco Transaction Expenses    2.06(a)
Exchange Act    4.21
Exchange Agent    3.03(a)
Exchange Fund    3.03(a)
Exchanged Option    3.02(a)(vi)
Extended Outside Date    9.01(b)
FCPA    4.18
First Certificate of Merger    2.02(a)
First Effective Time    2.02(a)
First Merger    Recitals
First-Step Surviving Corporation    2.01
GAAP    4.07(a)
Governmental Authority    4.05(b)
Holdco    Preamble
Holdco Board    Recitals
Holdco Board Approval    4.17
Holdco Disclosure Schedule    Article IV
Holdco Financial Statements    4.07(a)
Holdco Owned Shares    Recitals
Holdco Permits    4.06
Holdco Spinoff    4.01(c)
Independent Accountants    2.06(c)
Intended Tax Treatment    Recitals
Investor Agreements    4.20(b)
IRS    4.10(g)
Law    4.05(a)
Letter of Transmittal    3.03(b)
Material Contracts    4.15(a)
Merger Sub Common Stock    5.03(b)
Merger Sub I    Preamble
Merger Sub I Board    Recitals
Merger Sub II    Preamble
Merger Subs    Preamble

Mergers    Recitals
Outside Date    9.01(b)
Outstanding Holdco Transaction Expenses    3.05
PCAOB Financials    7.14
Plan    4.10(a)
Pre-Closing Conversion    3.01
Proxy Statement    7.01(a)
Pubco    Preamble
Pubco Board Recommendation    Recitals
Pubco Proposals    7.01(a)
Pubco Requisite Stockholder Approval    5.08(c)
Pubco SEC Reports    5.07(a)
Pubco Shares    Recitals
Pubco Special Committee    Recitals
Pubco Stockholder Approval    5.08(c)
Pubco Support Agreement    Recitals
Registration Rights Agreement Joinder    Recitals
Registration Statement    7.01(a)
Regulatory Filing    7.09(c)
Remedies Exceptions    4.04
Representatives    7.04(a)
SEC    5.07(a)
Second Certificate of Merger    2.02(b)
Second Effective Time    2.02(b)
Second Merger    Recitals
Securities Act    5.07(a)
Statement of Objections    2.06(c)
Stockholder Support Agreement    Recitals
Surviving Entity    2.01
Tail Policy    7.06(b)
Tax    4.14(k)
Tax Proceeding    7.11(b)
Tax Return    4.14(k)
Taxes    4.14(k)
Terminating Holdco Breach    9.01(f)
Terminating Pubco Breach    9.01(g)
Transaction Proposal    7.01(a)
Transfer Agent Cancellation    3.03(b)
Updated Estimated Closing Certificate    2.06(b)
Written Consents    7.03
SECTION 1.03. Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to a specific time are references to prevailing Pacific Time, unless otherwise expressly specified.
(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
ARTICLE II.

AGREEMENT AND PLAN OF REORGANIZATION
SECTION 2.01. The Mergers. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into Holdco. As a result of this First Merger, the separate corporate existence of Merger Sub shall cease and Holdco shall continue as the surviving corporation of the First Merger (the “First-Step Surviving Corporation”). At the Second Effective Time, Pubco shall cause the First-Step Surviving Corporation to merge with and into Merger Sub II in accordance with the DGCL and the DLLCA, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Merger Sub II shall be the surviving entity. The surviving entity after the Second Merger is sometimes referred herein to as the “Surviving Entity”.
SECTION 2.02. Effective Times; Closing.
(a)    As promptly as practicable, but in no event later than five (5) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger (a “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such First Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such First Certificate of Merger) being the “First Effective Time”).
(b)    Promptly after the First Effective Time, but in all cases within three (3) Business Days thereafter, Pubco shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Pubco and Holdco in writing (and set forth in the Second Certificate of Merger) being referred to herein as the “Second Effective Time”).
(c)    Immediately prior to such filing of a First Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held either at the offices of Wilson Sonsini Goodrich & Rosati P.C., 650 Page Mill Road, Palo Alto, California 94304 or by the electronic exchange of signatures, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(d)    Subject to the occurrence of the Closing, Pubco shall have (i) caused the bylaws of Pubco to be amended and restated in the form of the Pubco Bylaws and (ii) subject to having received the Pubco Requisite Stockholder Approval, caused the Pubco Effective Time Certificate to be filed with the Secretary of State of the State of Delaware and become effective, in each case no later than immediately prior to the First Effective Time.
SECTION 2.03. Effect of the Mergers. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of Holdco and Merger Sub I shall vest in the First-Step Surviving Corporation, and all debts, liabilities and duties of Holdco and Merger Sub I shall become debts, liabilities and duties of the First-Step Surviving Corporation. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger then-filed and under the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub II and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities and duties of Merger Sub II and the First-Step Surviving Corporation shall become the debts, liabilities and duties of the Surviving Entity.
SECTION 2.04. Certificate of Incorporation; Bylaws.
(a)    Holdco shall take all necessary action prior to the First Effective Time such that, at the First Effective Time, and without any further action on the part of Holdco and Merger Sub I, the bylaws of Holdco will be amended and restated so as to read in their entirety as the bylaws of Merger Sub I, and, as so amended and restated, will be the bylaws of the First-Step Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the First-Step Surviving Corporation and such bylaws, as applicable.
(b)    At the Second Effective Time, the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time, until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation; provided, however, that at the Second Effective Time, Article First of the certificate of formation of the Surviving Entity shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is Amprius LLC”. At the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time; provided, however, that the limited liability company agreement of the Surviving Entity shall provide that the name of the Surviving Entity shall be “Amprius LLC”.
SECTION 2.05. Directors and Officers. Holdco shall take all necessary action prior to the First Effective Time such that (a) the initial directors of the First-Step Surviving Corporation shall be the directors of Merger Sub I as of the date of this Agreement, or, in the event any of them is not a director as of the First Effective Time, then such other individual designated by Pubco, and (b) the initial officers of the First-Step Surviving Corporation shall be the officers of Merger Sub I as of the date of this Agreement, or, in the event any of them is not an officer as of the First Effective Time, then such other individual designated by Pubco, with each such director and officer in the foregoing clauses (a) and (b) to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation. Pubco shall take all necessary action such that (i) Pubco shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity, and (ii) the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the DLLCA and the limited liability company agreement of the Surviving Entity.
SECTION 2.06. Purchase Price Adjustment.
(a)    No later than fifteen (15) Business Days prior to the Closing Date, Holdco shall deliver to Pubco a written certificate certified by the Chief Financial Officer of Holdco (the “Estimated Closing Certificate”), setting forth (i) a good faith estimate of the Holdco Cash and each component thereof (which estimate is subject to Pubco’s approval), (ii) a good faith estimate of Holdco Indebtedness (which estimate is subject to Pubco’s approval) and each component thereof as of immediately prior to the First Effective Time (“Estimated Holdco Debt”), (iii) a good faith estimate of the Outstanding Holdco Transaction Expenses (which estimate is subject to Pubco’s approval) and each component thereof (“Estimated Outstanding Holdco Transaction Expenses”), and (iv) a consolidated balance sheet of Holdco, estimated as of 12:01 a.m. Eastern time on the Closing Date, from which such estimates were calculated.
(b)    From and after delivery of the Estimated Closing Certificate and through the Closing Date, (i) Holdco shall promptly provide Pubco updates to the Estimated Closing Certificate to reflect any changes thereto (including any component thereof) (the Estimated Closing Certificate revised to reflect any such updates is hereinafter referred to as an “Updated Estimated Closing Certificate”), and (ii) Pubco shall have the right to review and comment on such calculations and estimates, Holdco shall consider in good faith any such comments made by Pubco, and Holdco and Pubco shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Estimated Closing Certificate or any Updated Estimated Closing Certificate (and any updates or revisions as may be agreed by Holdco and Pubco shall be included in any Updated Estimated Closing Certificate). Holdco shall, and shall cause its Representatives to, (x) reasonably cooperate with Pubco and its Representatives to the extent related to Pubco’s review of the Estimated Closing Certificate and any Updated Estimated Closing Certificate and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the review of the Estimated Closing Certificate and any Updated Estimated Closing Certificate and reasonably requested by Pubco or its Representatives in connection with such review; provided, that such access shall not unreasonably interfere with the business of Holdco. Notwithstanding the foregoing, no disagreements regarding the contents of the Updated Estimated Closing Certificate shall prevent or delay the Closing unless the amount in dispute exceeds $750,000 (the “Dispute Threshold”).
(c)    In the case that both (i) Pubco and Holdco fail to reach an agreement with respect to the Estimated Closing Certificate one (1) Business Day prior to the Closing Date, and (ii) any amounts remaining in dispute (the “Disputed Amounts”) exceed the Dispute Threshold, then the obligation to Close shall be temporarily suspended and such Disputed Amounts shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants appointed by agreement of Pubco and Holdco (the “Independent Accountants”). Promptly (and within three (3) Business Days) following the appointment of the Independent Accountants, Pubco shall deliver to the Independent Accountants a written statement of Pubco’s objections to the Estimated Closing Certificate or, if applicable, the latest Updated Estimated Closing Certificate, provided to Pubco prior to the Closing, setting forth in reasonable detail each disputed item or amount and the basis for Pubco’s disagreement therewith (the “Statement of Objections”). The Independent Accountants, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Estimated Closing Certificate or, if applicable, the latest Updated Estimated Closing Certificate, that Holdco provided to Pubco prior to the Closing. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Estimated Closing Certificate or the latest Updated Estimated Closing Certificate, as applicable, and the Statement of Objections, respectively. The Independent Accountants shall make a determination as soon as practicable within 10 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Estimated Closing Certificate or the latest Updated Estimated Closing Certificate, as applicable, shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountants shall be borne equally by Pubco, on the one hand, and Holdco, on the other hand.
ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF HOLDCO COMMON STOCK
SECTION 3.01. Conversion of Holdco Preferred Stock. Prior to the First Effective Time, Holdco shall, or shall cause to, take all action necessary to provide that, in accordance with the Holdco Certificate of Incorporation, the Holdco Preferred Stock shall automatically convert as follows (the “Pre-Closing Conversion”):
(a)    each share of Holdco Voting Preferred Stock issued and outstanding as of such time shall be automatically converted into one (1) share of Holdco Class A Common Stock; and
(b)    each share of Holdco Non-Voting Preferred Stock issued and outstanding as of such time shall be automatically converted into one (1) share of Holdco Class B Common Stock.
SECTION 3.02. Conversion of Securities.
(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of Pubco, Merger Sub I, Holdco or the holders of any of the following securities (the “Conversion of Securities”):
(i)    each share of Holdco Class A Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically converted into the right to receive a number of Pubco Shares equal to the applicable Per Share Merger Consideration;
(ii)    each share of Holdco Class B Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically converted into the right to receive a number of Pubco Non-Voting Shares equal to the applicable Per Share Merger Consideration;
(iii)    all shares of Holdco Class A Common Stock held in the treasury of Holdco shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
(iv)    all shares of Holdco Class B Common Stock held in the treasury of Holdco shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
(v)    each share of Merger Sub Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First-Step Surviving Corporation;
(vi)    each Holdco Option that is outstanding immediately prior to the First Effective Time, whether vested or unvested, shall be converted at the First Effective Time into an option to purchase a number of Pubco Shares (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Holdco Common Stock subject to such Holdco Option immediately prior to the First Effective Time and (y) the Discounted Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Holdco Option immediately prior to the First Effective Time divided by (B) the Discounted Exchange Ratio. Except as specifically provided above, following the First Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Holdco Option immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Holdco Options pursuant to this subsection and consistent with the requirements of Section 409A of the Code and, in the case of any Holdco Option to which Section 422 of the Code applies, Section 424(a) of the Code; and
(vii)    each Holdco Warrant issued and outstanding immediately prior to the First Effective Time shall be canceled and shall automatically be replaced, without any further action required on the part of the holder, with warrants solely in book-entry form, representing thereafter the right to receive on a net exercise basis a number of Pubco Shares equal to (a) the Discounted Exchange Ratio multiplied by the number of shares of Holdco Common Stock underlying such Holdco Warrant, minus (b) the aggregate exercise price of such Holdco Warrant divided by the Pubco Stock Price, rounded to the nearest whole share.
(b)    For purposes of calculating the aggregate amount of Pubco Shares or Pubco Non-Voting Shares issuable to each holder of shares of Holdco Class A Common Stock or Holdco Class B Common Stock (as applicable) pursuant to the terms of this Section 3.02, all shares of Holdco Class A Common Stock or Holdco Class B Common Stock, as applicable, held by such holder shall be aggregated amongst themselves and the number of Pubco Shares or Pubco Non-Voting Shares to be issued in respect of such aggregate number of Holdco shares held by such holder shall be determined on an aggregate basis for such holder and then rounded down to the nearest whole number.
(c)    Holdco and Pubco agree and acknowledge that simultaneous with the First Effective Time, all Holdco Owned Shares are deemed terminated and cancelled for no additional consideration.
(d)    Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Pubco, the First-Step Surviving Corporation or any holder of the securities thereof: (i) each share of common stock of the First-Step Surviving Corporation issued and outstanding immediately prior to the First Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
SECTION 3.03. Exchange of Holdco Common Stock.
(a)    Exchange Agent. On the Closing Date, Pubco shall instruct its transfer agent (for such purposes, the “Exchange Agent”), to reserve and allocate for the benefit of the Holdco Stockholders, for exchange in accordance with this Article III, the number of Pubco Shares and Pubco Non-Voting Shares sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.02 (such Pubco Shares and Pubco Non-Voting Shares as so allocated and reserved by such Exchange Agent being hereinafter referred to as the “Exchange Fund”). Pubco shall cause the Exchange Agent, pursuant to irrevocable instructions, to allocate the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. All shares deposited hereunder shall not be certificated and shall be represented in book-entry form (“Book-Entry Shares”).
(b)    Exchange Procedures. As promptly as practicable after the First Effective Time (and in any case within three (3) Business Days), Pubco shall cause the Exchange Agent to mail to each holder of record of shares of Holdco Common Stock which were converted pursuant to Section 3.02 into the right to receive the Per Share Merger Consideration: a letter of transmittal, which shall be in a form reasonably acceptable to Pubco and Holdco (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of capital stock of Holdco (the “Certificates”), if any, shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates in a form reasonably acceptable to Pubco and the Exchange Agent (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates, if any, pursuant to the Letter of Transmittal. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the First Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.
(c)    No Further Rights in Holdco Common Stock. The Per Share Merger Consideration payable upon conversion of Holdco Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Holdco Common Stock.
(d)    Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Pubco Shares and Pubco Non-Voting Shares occurring on or after the date of this Agreement and prior to the First Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of Holdco).
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Holdco Common Stock for one (1) year after the First Effective Time shall be delivered to Pubco, upon demand, and any holders of Holdco Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to Pubco for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Holdco Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Pubco free and clear of any claims or interest of any person previously entitled thereto.
(f)    No Liability. None of the Exchange Agent, Pubco, the First-Step Surviving Corporation or the Surviving Entity shall be liable to any holder of Holdco Common Stock for any such Holdco Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.
(g)    Withholding Rights. Each of the First-Step Surviving Corporation, Holdco and Pubco and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Holdco Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Holdco Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Pubco shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholding.
(h)    HSR. Notwithstanding anything to the contrary herein, in the event that issuance of Pubco Shares or Pubco Non-Voting Shares, as the case may be, with respect to a Holdco Stockholder is subject to the notification and waiting period requirements of the HSR Act (an “HSR Issuance”), solely with respect to the applicable Holdco Stockholder(s), Pubco’s obligation to make such HSR Issuance shall be delayed until, and contingent upon the occurrence of the time that, any applicable Holdco Stockholder has filed notification under the HSR Act and the applicable waiting period under the HSR Act (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.
SECTION 3.04. Stock Transfer Books. At the First Effective Time, the stock transfer books of Holdco shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the First-Step Surviving Corporation of the shares of Holdco Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Book-Entry Shares that evidenced ownership of shares of Holdco Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares of Holdco Common Stock other than the right to receive (a) the Per Share Merger Consideration and (b) any dividends or other distributions to which such holder is entitled pursuant to Section 3.03, in each case without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.
SECTION 3.05. Calculation of Expenses. No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Holdco shall provide to Pubco a written report setting forth a list of all fees and expenses (together with final written invoices and wire transfer instructions for the payment thereof), including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including, in the case of Holdco, any costs incurred to obtain consents, waivers or approvals required by Holdco under the terms of this Agreement and the cost of the Tail Policy) incurred by or on behalf of Holdco in connection with the preparation, negotiation and effectuation of the terms and conditions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, all bonuses, change of control and similar payments payable by Holdco, all severance and other employment-related expenses incurred prior to or as a result of the Closing (but excluding any ordinary course payroll expenses for the pay period during which the Closing occurs) and any Transaction Payroll Taxes (the “Outstanding Holdco Transaction Expenses”).
SECTION 3.06. Appraisal Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Holdco capital stock that are outstanding immediately prior to the First Effective Time and that are held by stockholders of Holdco or owned by persons who shall have neither voted in favor of the First Merger nor consented thereto and who shall have demanded properly appraisal for such Holdco Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights shall not be converted into, and such stockholders or other applicable persons shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder or other applicable person fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of Holdco or other applicable person owning Holdco shares who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Holdco Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, in accordance with the procedure set forth in Section 3.03(b).
(b)    Prior to the Closing, Holdco shall give Pubco (i) prompt notice of any demands for appraisal received by Holdco and any withdrawals of such demands, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Holdco shall not, except with the prior written consent of Pubco (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HOLDCO
Except as set forth in Holdco’s disclosure schedule delivered by Holdco in connection with this Agreement (the “Holdco Disclosure Schedule”) (which disclosure in the Holdco Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Holdco Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Holdco hereby represents and warrants to Pubco, Merger Sub I and Merger Sub II as follows:
SECTION 4.01. Organization and Qualification; Subsidiaries.
(a)    Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is presently being conducted and contemplated to be conducted as of the date of this Agreement. Holdco is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Holdco Material Adverse Effect.

(b)    Except for the Holdco Owned Shares, Holdco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person.
(c)    The series of transactions pursuant to which Holdco distributed to its equityholders the securities in Holdco’s subsidiaries other than Pubco (the “Holdco Spinoff”) occurred in accordance with all applicable Laws, and Holdco has not received any claims that have been brought by any Holdco Stockholder or any other person in connection with or as a result of the Holdco Spinoff.
(d)    Holdco has no other operations and has had no operations since the Holdco Spinoff.
(e)    Holdco is the sole record and beneficial owner of the Holdco Owned Shares and has good and valid title to the Holdco Owned Shares. Other than this Agreement, there is no Lien affecting any of the Holdco Owned Shares or any agreement or claim involving any Lien affecting the Holdco Owned Shares.
SECTION 4.02. Organizational Documents.
(a)    Holdco has prior to the date of this Agreement made available to Pubco a true, complete and correct copy of the certificate of incorporation and bylaws of Holdco, each as amended prior to the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect. Holdco is not in violation of any of the provisions of its certificate of incorporation or bylaws.
(b)    After giving effect to the Pre-Closing Conversion, the allocation of the consideration payable or issuable by Pubco, including the Conversion of Securities, pursuant to the terms of this Agreement (including, for the avoidance of doubt, the information set forth in the Allocation Certificate delivered by Holdco to Pubco prior to the Closing), is consistent with the terms of the certification of incorporation, bylaws and any other organizational documents of Holdco, or any material contract to which Holdco is a party.
SECTION 4.03. Capitalization.
(a)    The authorized capital stock of Holdco consists of 120,000,000 shares of Holdco Class A Common Stock, 63,489,754 shares of Holdco Class B Common Stock, 12,789,218 shares of Holdco Series A Preferred Stock, 18,433,859 shares of Holdco Series B Preferred Stock, 18,433,859 shares of Holdco Series B-NV Preferred Stock, 17,313,021 shares of Holdco Series C Preferred Stock, 17,313,021 shares of Holdco Series C-NV Preferred Stock, 8,394,102 shares of Holdco Series D-1 Preferred Stock, 7,169,208 shares of Holdco Series E Preferred Stock, 12,179,564 shares of Holdco Series E-1 Preferred Stock and 8,938,308 shares of Holdco Series E-2 Preferred Stock. As of the date of this Agreement, (i) 5,627,636 shares of Holdco Class A Common Stock, zero (0) shares of Holdco Class B Common Stock, 12,789,218 shares of Holdco Series A Preferred Stock, 12,535,024 shares of Holdco Series B Preferred Stock, 5,898,835 shares of Holdco Series B-NV Preferred Stock, 4,276,880 shares of Holdco Series C Preferred Stock, 13,036,141 shares of Holdco Series C-NV Preferred Stock, 8,394,102 shares of Holdco Series D-1 Preferred Stock, 7,140,646 shares of Holdco Series E Preferred Stock, 6,072,815 shares of Holdco Series E-1 Preferred Stock and 6,386,575 shares of Holdco Series E-2 Preferred Stock are issued and outstanding, and (ii) zero (0) shares of Holdco Class A Common Stock, Holdco Class B Common Stock or Holdco Preferred Stock held in treasury. Holdco has reserved an aggregate of 12,642,364 shares of Holdco Common Stock under Holdco Option Plan, of which as of the date of this Agreement, (A) Holdco Options to purchase 9,956,990 shares of Holdco Common Stock are outstanding and (B) Holdco Options to purchase 475,546 shares of Holdco Common Stock remain available for allocation under Holdco Option Plan. There is one (1) Holdco Warrant outstanding, that, in aggregate, is exercisable for 28,562 shares of Class A Common Stock.
(b)    Other than Holdco Options and Holdco Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements,

arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or obligating Holdco to issue or sell any shares of capital stock. Holdco is not a party to, nor otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth in Section 4.03(b) of the Holdco Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Holdco Common Stock or any of the equity interests or other securities of Holdco.
(c)    Section 4.03(c) of the Holdco Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Holdco Option outstanding under Holdco Option Plan: (i) the name of Holdco Option recipient; (ii) the number of shares of Holdco Common Stock subject to such Holdco Option; (iii) the exercise price of such Holdco Option; (iv) the date on which such Holdco Option was granted; (v) the date on which such Holdco Option expires; and (vi) the vesting schedule of Holdco Option, including the terms of any acceleration rights thereunder. No Holdco Option was granted with an exercise price per share less than the fair market value of the underlying shares of Holdco Common Stock as of the date such Holdco Option was granted. All shares of Holdco Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Holdco has no commitment to grant Holdco Options that have not yet been granted as of the date of this Agreement.
(d)    There are no outstanding contractual obligations of Holdco to repurchase, redeem or otherwise acquire any shares of Holdco or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.
(e)    All outstanding shares of Holdco and all outstanding Holdco Options have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws, (B) the terms of Holdco Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which Holdco is a party.
(f)    All outstanding shares of Holdco Common Stock and Holdco Preferred Stock have been issued and granted in compliance with (i) applicable securities laws and other applicable laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which Holdco is a party.
SECTION 4.04. Authority Relative to this Agreement. Holdco has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving Holdco Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery by Holdco of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by Holdco of its obligations hereunder and thereunder and the consummation by Holdco of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Pre-Closing Conversion, and the Holdco Requisite Stockholder Approval, which the Written Consents shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been, and the other Transaction Documents to which Holdco is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Holdco and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of Holdco, no state takeover statute is applicable to the Mergers or the other Transactions.
SECTION 4.05. No Conflict; Required Filings and Consents.
(a)    The execution and delivery by Holdco of this Agreement and the other Transaction Documents to which Holdco is or will at the Closing be a party does not, and subject to consummation of the Pre-Closing Conversion, receipt of the Holdco Requisite Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by Holdco will not (i) conflict with or violate the certificate of incorporation or bylaws of Holdco, (ii) conflict with or violate any United States or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Holdco or by which any property or asset of Holdco is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Holdco pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Holdco Material Adverse Effect or would otherwise be material to Pubco and its subsidiaries following the Closing.
(b)    The execution and delivery of this Agreement by Holdco does not, and the performance of this Agreement by Holdco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco from performing its material obligations under this Agreement.
SECTION 4.06. Permits; Compliance. Holdco is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Holdco Permits”), except where the failure to have such Holdco Permits would not have a Holdco Material Adverse Effect. No suspension or cancellation of any of Holdco Permits is pending or, to the knowledge of Holdco, threatened. Holdco is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco, or by which any property or asset of Holdco is bound or affected, or (b) any Material Contract or Holdco Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Holdco Material Adverse Effect.
SECTION 4.07. Financial Statements.
(a)    Holdco has prior to the date of this Agreement made available to Pubco true, complete and correct copies of the Holdco Financials as of December 31, 2021, the Holdco Financials as of December 31, 2022, the Holdco Financials as of March 31, 2023 (collectively, the “Holdco Financial Statements”), which are attached as Section 4.07(a) of the Holdco Disclosure Schedule. Except as set forth in Section 4.07(a) of the Holdco Disclosure Schedule, each of the Holdco Financial Statements (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Holdco as at the date thereof and for the period indicated therein.
(b)    Except as and to the extent set forth on the Holdco Financial Statements, Holdco has no liability or obligation of any nature (including, for the avoidance of doubt, any liability or obligation whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for (x) liabilities which will constitute Holdco Indebtedness or Outstanding Holdco Transaction Expenses and which reduce the amount of Pubco Shares, Pubco Non-Voting Shares and Exchanged Options issuable under this Agreement and (y) liabilities that would not be material to Pubco and its subsidiaries following the Closing and do not result from any breach or violation by Holdco of any commitments, obligations or applicable Laws to which it is subject or bound.

(c)    Schedule D sets forth, as of the date of this Agreement, Holdco’s good faith estimate of the Fully-Diluted Holdco Shares, Holdco Cash, Holdco Indebtedness and Outstanding Holdco Transaction Expenses, in each case as of the Closing.
SECTION 4.08. Absence of Certain Changes or Events. Since March 31, 2023, except as otherwise reflected in the Holdco Financial Statements, or as expressly contemplated by this Agreement, (a) Holdco has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) Holdco has not engaged in any operations, acquired any assets or incurred any liabilities other than in the ordinary course of business, (c) there has not been any Holdco Material Adverse Effect, and (d) Holdco has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.
SECTION 4.09. Absence of Litigation. There is no litigation, suit, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, or audit commenced, brought, conducted or heard by or before, or otherwise involving, any court or any Governmental Authority of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties (an “Action”) pending or threatened against Holdco, its directors or officers or any property or asset of Holdco before any Governmental Authority, nor to Holdco’s knowledge is there any reasonable basis for any such Action to be brought. Neither Holdco, nor any material property or asset of Holdco is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
SECTION 4.10. Employee Benefit Plans.
(a)    Section 4.10(a) of the Holdco Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, health, welfare or fringe benefit, vacation, paid time off, severance, or employee loan plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by Holdco, or to which Holdco contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of Holdco or their spouses, beneficiaries or dependents, or with respect to which Holdco has or may have any liability, contingent or otherwise.
(b)    With respect to each Plan in effect as of the date of this Agreement, Holdco has prior to the date of this Agreement made available to Pubco material documents pursuant to which such Plan is maintained, funded or administered.
(c)    At no time has Holdco or any ERISA Affiliate ever maintained, sponsored, participated in, contributed to or had or reasonably expected to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with Holdco would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
(d)    None of the Transactions will (i) entitle any current or former individual service provider of Holdco to any payment of separation, severance, termination or similar benefits, (ii) result in any compensatory payment becoming due to any such individual, (iii) result in any forgiveness of indebtedness, or (iv) accelerate the time of payment or vesting, or materially increase the amount, of any benefit or other compensation due to any such individual.
(e)    None of the Plans provides, nor does Holdco have or reasonably expect to have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of Holdco after termination of employment, except as required under Section 4980B of the Code or any similar Laws.
(f)    (i) Each Plan is and has been operated and administered in all material respects in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code, and (ii) no Action is pending or, to the knowledge of Holdco, threatened with respect to any Plan (other than claims for benefits in the ordinary course).
(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination or opinion letter from the Internal Revenue Service (“IRS”) as to its qualification, and, to the knowledge of Holdco, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h)    Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has, in all material respects, been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.
(i)    Holdco has no obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of Holdco for any Taxes under Section 409A or 4999 of the Code.
SECTION 4.11. Labor and Employment Matters.
(a)    The employment of each employee of Holdco is terminable at will by Holdco and upon termination of the employment of any such employee, no severance or other payments will become due.
(b)    There are no material Actions pending or, to the knowledge of Holdco, threatened against Holdco by any of its current or former employees, which Actions would be material to Holdco.
(c)    Holdco is and has been in compliance in all respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of Holdco for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of Holdco. All of the individual persons who have performed services for or on behalf of Holdco are and have been authorized to work for Holdco in accordance with all applicable Laws.
SECTION 4.12. Real Property. Holdco does not own any real property. Holdco is not party to any leases, subleases, licenses, or sublicenses, or otherwise in occupation of any real property.
SECTION 4.13. Intellectual Property Rights.
(a)    Holdco has no registered Intellectual Property Rights or applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar). There is no Software owned or purported to be owned by Holdco. There is no Holdco IP used in the operation of the business of Holdco.
(b)    There is no Holdco-Owned IP and no Holdco-Licensed IP.
(c)    Holdco has no trade secrets. Holdco has no Products.
SECTION 4.14. Taxes.
(a)    Holdco: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and correct in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Holdco is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b)    Except as would not be material, Holdco has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.
(c)    Holdco has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group the common parent of which was Amprius, Inc.).
(d)     Holdco does not have material liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise by operation of applicable Law, excluding any Tax liabilities of Pubco.
(e)    Holdco does not have a request for a material ruling in respect of Taxes pending between Holdco and any Taxing Authority.
(f)    Holdco has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g)    Holdco has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)    To the knowledge of Holdco, there are no facts, circumstances or plans, and Holdco has not taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(i)    To the knowledge of Holdco, no person holds shares of Holdco capital stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(j)    No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or any other applicable Law, has been made or will be made by Holdco, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or as a result of the consummation of the Transactions.
(k)    As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax Authority relating to Taxes.
SECTION 4.15. Other Contracts.
(a)    Section 4.15(a) of the Holdco Disclosure Schedule lists, as of the date of this Agreement, all contracts and agreements (whether oral or in writing) to which Holdco is a party that is material to Holdco or that would be material to Pubco and its subsidiaries following the Closing (such contracts and agreements but excluding any Plan being the “Material Contracts”); provided that Section 4.15(a) of the Holdco Disclosure Schedule shall not be required to set forth any contract or agreement that is (x) otherwise disclosed in the Holdco Disclosure Schedule, (y) which is solely related to the issuance of equity of Holdco to the equityholder thereof, or (z) are customary, ordinary course engagement agreements for legal, accounting or financial advisory services of the type described in the definition of Outstanding Holdco Transaction Expenses.
(b)    (i) Each Material Contract is a legal, valid and binding obligation of Holdco and, to the knowledge of Holdco, the other parties thereto, and Holdco is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to Holdco’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) Holdco has not received any written, or to the knowledge of Holdco, oral claim of default under any such Material Contract. Holdco has prior to the date of this Agreement furnished or made available to Pubco true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.
SECTION 4.16. Insurance.
(a)    True, complete and correct copies of all material insurance policies under which Holdco is an insured in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Pubco.
(b)    With respect to each such insurance policy, except as would not have a Holdco Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) Holdco is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Holdco, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
SECTION 4.17. Board Approval; Vote Required. Holdco Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of Holdco and its stockholders, (b) approved and adopted this Agreement and the Mergers and declared their advisability, (c) approved the Mergers and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Mergers by the stockholders of Holdco, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, this Agreement and the Transactions (including the Mergers) be submitted for consideration by Holdco’s stockholders (the “Holdco Board Approval”). The Holdco Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of Holdco necessary to adopt this Agreement and approve the Transactions.
SECTION 4.18. Certain Business Practices. Since January 1, 2018, neither Holdco nor any director, officer, or employee, or to Holdco’s knowledge, agent of Holdco, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses; (b) made any unlawful payment to foreign official (as defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) or domestic government official or employees or to foreign or domestic political parties or campaigns; (c) violated any provision of the FCPA or any other applicable anti-corruption law; or (d) made any payment in the nature of criminal bribery.
SECTION 4.19. Interested Party Transactions.
(a)    Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and any relationships between any such Person and Pubco and its subsidiaries, no director, officer or other affiliate of Holdco has or has had, directly or indirectly: (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that Holdco furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, or proposes to Holdco to purchase from or sell or furnish to, Holdco any goods or services; or (iii) any contractual or other arrangement with Holdco, other than in the case of this clause (iii) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.
(b)    Section 4.20(b) of the Holdco Disclosure Schedule lists each stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, co-sale agreement, management rights agreement, or other similar contract between Holdco and any holder of equity interests in Holdco, including any such contract granting any person investor rights, rights of first refusal, rights of first offer or negotiation, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
(c)    All of the Investor Agreements can be terminated by Holdco effective upon the Closing (regardless of any provisions therein providing for the survival of any obligations or liability of Holdco or its subsidiaries thereunder), and upon termination in accordance with Section 7.17 will be of no further force or effect, and none of the parties to any of the Investor Agreements will have any obligation or liability to any other party thereunder. Upon such termination of each Investor Agreement, no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other person to perform any duty or obligation under such Investor Agreement.
SECTION 4.20. Exchange Act. Holdco is not currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
SECTION 4.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco.
SECTION 4.22. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Holdco Disclosure Schedule), Holdco hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Holdco, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to

Pubco, its affiliates or any of their respective Representatives by, or on behalf of, Holdco, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Holdco nor any other person on behalf of Holdco has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pubco, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Holdco (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pubco, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.
SECTION 4.23. Holdco’s Investigation and Reliance. Holdco hereby acknowledges and agrees that except for the representations and warranties set forth in Article V, or any ancillary agreement contemplated thereby, none of Pubco, Merger Sub I, Merger Sub II or any of its or their Representatives, affiliates or any other person, has made or is making any express or implied representation or warranty with respect to Pubco, Merger Sub I or Merger Sub II or its or their business or operations. Holdco further acknowledges and agrees that except for the representations and warranties set forth in Article V or any ancillary agreement contemplated thereby, Holdco has not relied on any representation or warranty from Pubco, Merger Sub I, Merger Sub II or any of its or their Representatives, affiliates or any other person, in determining whether to enter into this Agreement or the Transactions.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PUBCO, MERGER SUB I AND MERGER SUB II
Except as set forth in the Pubco SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pubco SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Pubco SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Pubco hereby represents and warrants to Holdco as follows:
SECTION 5.01. Corporate Organization.
(a)    Pubco is a Delaware corporation validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Pubco Material Adverse Effect.
(b)    Merger Sub I and Merger Sub II are each wholly-owned subsidiaries of Pubco. Except for Merger Sub I, Merger Sub II and Amprius Technologies Operating, Inc., Pubco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
SECTION 5.02. Organizational Documents. Each of Pubco, Merger Sub I and Merger Sub II has heretofore furnished to Holdco true, complete and correct copies of the Pubco Organizational Documents and the Merger Sub Organizational Documents. The Pubco Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Pubco, Merger Sub I nor Merger Sub II is in violation of any of the provisions of the Pubco Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03. Capitalization.
(a)    The authorized share capital of Pubco as of the date of this Agreement is divided into 950,000,000 Pubco Shares and 50,000,000 shares of preferred stock of Pubco. As of May 8, 2023, 84,971,565 Pubco Shares are issued and outstanding, (ii) no shares of preferred stock of Pubco are issued and outstanding, (iii) no Pubco Shares or shares of preferred stock of Pubco are held in treasury, and (iv) 47,720,736 Pubco Warrants are issued and outstanding.
(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pubco free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
SECTION 5.04. Authority Relative to This Agreement. Each of Pubco, Merger Sub I and Merger Sub II have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Pubco Requisite Stockholder Approval and approval by Pubco as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II, to consummate the Transactions. The execution and delivery by each of Pubco, Merger Sub I and Merger Sub II of this Agreement and the other Transaction Documents to which each of Pubco, Merger Sub I and Merger Sub II is or will at the Closing be a party, the performance by each of Pubco, Merger Sub I and Merger Sub II of its obligations hereunder and thereunder and the consummation by each of Pubco, Merger Sub I and Merger Sub II of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Pubco, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, the Pubco Requisite Stockholder Approval and the approval by Pubco as the sole stockholder of Merger Sub Common Stock and sole member of Merger Sub II, and the filing and recordation of appropriate merger documents as required by the DGCL and/or the DLLCA, and (b) with respect to the issuance of Pubco Shares and Pubco Non-Voting Shares, and the Pubco Requisite Stockholder Approval and the filing and effectiveness of the Pubco Effective Time Certificate). This Agreement has been, and the other Transaction Documents to which each of Pubco, Merger Sub I and Merger Sub II is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Pubco, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Pubco, Merger Sub I or Merger Sub II, enforceable against Pubco, Merger Sub I or Merger Sub II in accordance with its terms subject to the Remedies Exceptions.
SECTION 5.05. No Conflict; Required Filings and Consents.
(a)    The execution and delivery by each of Pubco, Merger Sub I and Merger Sub II of this Agreement and the other Transaction Documents to which each of Pubco, Merger Sub I and Merger Sub II is or will at the Closing be a party does not, and the performance of this Agreement by each of Pubco, Merger Sub I and Merger Sub II will not, subject to receiving the Pubco Requisite Stockholder Approval and approval by Pubco as the sole stockholder of Merger Sub I and sole member of Merger Sub II, (i) conflict with or violate the Pubco Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Pubco, Merger Sub I or Merger Sub II or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pubco, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pubco, Merger Sub I, Merger Sub II is a party or by which each of Pubco, Merger Sub I or Merger Sub II or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Pubco Material Adverse Effect.
(b)    The execution and delivery of this Agreement by each of Pubco, Merger Sub I and Merger Sub II does not, and the performance of this Agreement by each of Pubco, Merger Sub I and Merger Sub II will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, and the filing and recordation of appropriate merger documents as required by the DGCL and/or the DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pubco, Merger Sub I or Merger Sub II from performing its material obligations under this Agreement.
SECTION 5.06. Compliance. Neither Pubco, Merger Sub I nor Merger Sub II is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pubco, Merger Sub I or Merger Sub II or by which any property or asset of Pubco, Merger Sub I or Merger Sub II is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pubco, Merger Sub I or Merger Sub II is a party or by which Pubco, Merger Sub I or Merger Sub II or any property or asset of Pubco, Merger Sub I or Merger Sub II is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Pubco Material Adverse Effect. Each of Pubco, Merger Sub I and Merger Sub II is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pubco, Merger Sub I or Merger Sub II to own, lease and operate its properties or to carry on its business as it is now being conducted.
SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)    Pubco has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 16, 2022, together with any amendments, restatements or supplements thereto (collectively, the “Pubco SEC Reports”). Pubco has prior to the date of this Agreement furnished to Holdco (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to Holdco (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Pubco with the SEC to all agreements, documents and other instruments that previously had been filed by Pubco with the SEC and are then in effect. As of their respective dates, the Pubco SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Pubco has filed with the SEC all documents required with respect to Pubco by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Pubco SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Pubco as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Pubco has no off-balance sheet arrangements that are not disclosed in the Pubco SEC Reports. No financial statements other than those of Pubco are required by GAAP to be included in the consolidated financial statements of Pubco.
(c)    Except as and to the extent set forth in the Pubco SEC Reports, neither Pubco, Merger Sub I nor Merger Sub II has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pubco’s, Merger Sub I’s and Merger Sub II’s business.
(d)    Pubco is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.
SECTION 5.08. Board Approval; Vote Required.
(a)    At a meeting duly called and held (or by way of unanimous written resolution in lieu of a meeting), the Pubco Special Committee has (i) determined that this Agreement and the Transactions (including the Mergers) are fair to and in the best interests of Pubco and the Unaffiliated Stockholders, and (ii) recommended that the Board of Directors of Pubco approve, adopt and declare advisable this Agreement and the Mergers and recommend that Pubco stockholders vote to adopt and approve this Agreement, the Pubco Effective Time Certificate and the consummation of the transactions contemplated hereby.
(b)    At a meeting duly called and held (or by way of unanimous written resolution in lieu of a meeting), the Board of Directors of Pubco has (i) determined that this Agreement and the Transactions (including the Mergers) are in the best interests of all of the stockholders of Pubco and approved the Agreement and the Transactions (including the Mergers), and (ii) recommended the approval and adoption of this Agreement, the Pubco Effective Time Certificate and the Transactions by the stockholders of Pubco (including the Unaffiliated Stockholders).
(c)    The only votes of the holders of Pubco’s capital stock necessary to adopt this Agreement and any Transaction Document and to approve the Transactions are (i) the affirmative vote of at least two-thirds of the outstanding voting power of the Pubco Shares (the “Pubco Stockholder Approval”) and (ii) the Pubco Unaffiliated Stockholder Approval (together, the “Pubco Requisite Stockholder Approval”).
(d)    The Merger Sub I Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub I and its sole stockholder, (ii) approved and adopted this Agreement and the Mergers and declared their advisability, (iii) approved the Mergers and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Mergers by the sole stockholder of Merger Sub I, and (v) directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole stockholder of Merger Sub I.
(e)    The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub I.
(f)    The managing members of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub II and its sole member, (ii) approved and adopted this Agreement and the Mergers and declared their advisability, (iii) approved the Mergers and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Mergers by the sole member of Merger Sub II, and (v) directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole member of Merger Sub II.

(g)    The only vote of the holders of any equity interest in Merger Sub II necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the sole member of Merger Sub II.
SECTION 5.09. No Prior Operations of Merger Subs. Merger Sub I and Merger Sub II were incorporated solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.
SECTION 5.10. Brokers. Except for Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pubco, Merger Sub I or Merger Sub II.
SECTION 5.11. Taxes.
(a)    Pubco: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and correct in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Pubco is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b)    Pubco has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(c)    To the knowledge of Pubco, Merger Sub I or Merger Sub II, there are no facts, circumstances or plans, and neither Pubco, Merger Sub I nor Merger Sub II has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
SECTION 5.12. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the preamble to this Article), Pubco hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Holdco, its affiliates or any of their respective Representatives by, or on behalf of, Pubco, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Pubco nor any other person on behalf of Pubco has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Holdco, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Holdco, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.
SECTION 5.13. Pubco and Merger Subs’ Investigation and Reliance. Pubco, Merger Sub I, Merger Sub II hereby acknowledge and agree that except for the representations and warranties set forth in Article IV (as modified by the Holdco Disclosure Schedule), or any ancillary agreement contemplated thereby, none of Holdco or its Representatives, affiliates or any other person, has made or is making any express or implied representation or warranty with respect to Holdco or its or their business or operations. Pubco, Merger Sub I and Merger Sub II further acknowledge and agree that they have conducted their own due diligence of Pubco in relation to the Transactions, and that except for the representations and warranties set forth in Article IV (as modified by the Holdco Disclosure Schedule) or any ancillary agreement contemplated thereby, Pubco, Merger Sub I and Merger Sub II have not relied on any representation or warranty from Holdco or any of its Representatives, affiliates or any other person, in determining whether to enter into this Agreement or the Transactions.
ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGERS
SECTION 6.01. Conduct of Business by Holdco Pending the Mergers.
(a)    Holdco agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Holdco Disclosure Schedule, or (3) as required by applicable Law, unless Pubco shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Holdco shall conduct its business in the ordinary course of business.
(b)    By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, or (2) as set forth in Section 6.01 of the Holdco Disclosure Schedule, Holdco shall not, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, take any action (including entering into any agreement or understanding to take any action) that is not specifically contemplated by this Agreement without the prior written consent of Pubco (which consent shall not be unreasonably conditioned, withheld or delayed), including without limitation any action to:
(i)    amend or otherwise change its certificate of incorporation or bylaws;
(ii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Holdco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco; provided, however, that the exercise or settlement of any Holdco Options or grants of Holdco Options, within the limits of Holdco Option Plan share reserve and prior to the final determination of the Exchange Ratio shall not require the consent of Pubco; provided for the sake of clarity, Holdco Options exercised, settled or granted pursuant to this Section 6.01(b)(ii) shall be included in the Fully-Diluted Holdco Shares and for the sake of further clarity, the number of shares of Holdco Common Stock reserved for issuance under Holdco Option Plan may not be increased; or (B) any Holdco Owned Shares or other material assets of Holdco;
(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
(v)    hire, terminate or change the compensation of, any employee, consultant or service provider;
(vi)    materially amend, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP, its accounting policies or procedures;

(vii)    make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, in each case, except in the ordinary course of business consistent with past practice;
(viii)    engage in any operations, or incur any liability other than to the extent included as Holdco Indebtedness or Outstanding Holdco Transaction Expenses in the Exchange Ratio and related calculations, outside the ordinary course of business; or
(ix)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
ARTICLE VII.

ADDITIONAL AGREEMENTS
SECTION 7.01. Proxy Statement; Registration Statement.
(a)    As promptly as practicable after the execution of this Agreement following receipt of the PCAOB Financials by Pubco (and, in any case, no later than the date that is the later of June 7, 2023 and the date that is five (5) Business Days following the receipt of the PCAOB Financials by Pubco), (i) Pubco and Holdco shall prepare and file with the SEC a joint prospectus/proxy statement (as amended or supplemented, the “Proxy Statement”) at the expense of Pubco, to be sent to the stockholders of Pubco and to the stockholders of Holdco as information statements relating to (A) with respect to Holdco’s stockholders, the actions to be taken by certain stockholders of Holdco pursuant to the Written Consents and (B) with respect to Pubco’s stockholders, the Pubco Stockholders’ Meeting to be held to consider (1) the adoption and approval of the Mergers, the Pubco Effective Time Certificate, the issuance of the Pubco Shares and Pubco Non-Voting Shares in the Mergers and, to the extent applicable, the change of control resulting from the Mergers (the “Transaction Proposal”), (2) adjournment of the Pubco Stockholders’ Meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposal (the “Adjournment Proposal”) and (3) the adoption and approval of any other proposals the parties deem necessary to effectuate the Transactions (each, an “Additional Proposal” and together with the Transaction Proposal and the Adjournment Proposal, the “Pubco Proposals”) and (ii) Pubco shall, at its expense, prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Pubco Shares to be issued to the stockholders of Holdco pursuant to this Agreement. Holdco shall furnish all information concerning Holdco as Pubco may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Pubco and Holdco each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Pubco shall, at its expense, take all or any action required under any applicable federal or state securities laws in connection with the issuance of Pubco Shares and Pubco Non-Voting Shares, in each case to be issued or issuable to the stockholders of Holdco pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of Holdco and Pubco shall mail the Proxy Statement to their stockholders. Each of Pubco and Holdco shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.
(b)    No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Pubco or Holdco without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Pubco and Holdco each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Pubco Shares and Pubco Non-Voting Shares to be issued or issuable to the stockholders of Holdco in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Pubco and Holdco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.
(c)    Pubco represents that the information supplied by Pubco for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pubco, (iii) the time of the Pubco Stockholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to Pubco, Merger Sub I or Merger Sub II, or their respective officers or directors, should be discovered by Pubco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Pubco shall promptly inform Holdco. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d)    Holdco represents that the information supplied by Holdco for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Pubco (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Pubco Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the First Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to Holdco, or its officers or directors, should be discovered by Holdco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Holdco shall promptly inform Pubco. All documents that Holdco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
SECTION 7.02. Pubco Stockholders’ Meeting; Merger Sub I Stockholder’s Approval; and Merger Sub II Member’s Approval.
(a)    Pubco shall call and hold the Pubco Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Pubco Proposals, and Pubco shall use its reasonable best efforts to hold the Pubco Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of Pubco). Pubco will ensure that all proxies solicited in connection with the Pubco Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of The New York Stock Exchange. Pubco shall not change the Pubco Board Recommendation, subject to the fiduciary duties of the Board of Directors of Pubco and the Pubco Special Committee in the case of an Intervening Event, and shall use its reasonable best efforts to obtain the approval of the Pubco Proposals at the Pubco Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Pubco Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, and shall include in the Proxy Statement the recommendation of the Board of Directors of Pubco and the Pubco Special Committee that the stockholders of Pubco approve the Pubco Proposals. Unless this Agreement is validly terminated in accordance with Article IX, Pubco shall continue to hold the Pubco Stockholders’ Meeting notwithstanding any change in the Pubco Board Recommendation.
SECTION 7.03. Holdco Stockholders’ Written Consents. Unless this Agreement has been terminated in accordance with Section 9.01, upon the terms set forth in this Agreement, Holdco shall seek the irrevocable written consent, in form and substance reasonably acceptable to Pubco, of holders of the Holdco Requisite Stockholder Approval (including the Key Holdco Stockholders) in favor of the approval and adoption of this Agreement, the Pre-Closing Conversion, the Conversion of Securities and the Mergers and all other transactions contemplated by this Agreement (the “Written Consents”) as soon as reasonably practicable after the Registration Statement becomes effective and the prospectus thereunder has been promulgated, and in any event within twenty-four (24) hours thereafter. Holdco shall promptly deliver notice, in form and substance reasonably acceptable to Pubco, to each Holdco Stockholder whose consent was not obtained pursuant to the Written Consents, which notice shall include the notice to stockholders required by Section 228(e) of the DGCL and Section 262 of the DGCL of the approval of the Mergers and that appraisal rights are available. Such notice will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 7.04. Access to Information; Confidentiality.
(a)    From the date of this Agreement until the First Effective Time, Holdco and Pubco shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Holdco nor Pubco shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) require providing access that such party reasonably determines would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)    All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated as of January 5, 2023 (the “Confidentiality Agreement”), between Pubco and Holdco.
(c)    Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.
(d)    The parties hereto agree that, as to all communications between or among Holdco, the Holdco Stockholders and each of their respective affiliates and advisors, to the extent not indicative of fraud by Holdco, the Holdco Stockholders and/or each of their respective affiliates and advisors, and relating to this Agreement or the Transactions, any such attorney-client privilege relating thereto shall, after giving effect to the Transactions, solely with respect to claims by Pubco against the Holdco Stockholders or any of their Affiliates, or their respective officers, directors, employees, agents or advisors, shall not be used against such parties by Pubco, the Merger Subs, the First-Step Surviving Corporation, the Surviving Entity, or any affiliate of the foregoing, in connection with any disputes.

SECTION 7.05. Holdco Solicitation. From and after the date of this Agreement and ending on the earlier of (a) the First Effective Time and (b) the termination of this Agreement in accordance with Section 9.01, to the fullest extent permitted by Law, each of Holdco and Pubco shall not, and shall cause their respective Representatives not to initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, or engage in any discussions or negotiations with respect to, any transaction that would reasonable be expected to be a breach of this Agreement or interfere with the consummation of the transactions contemplated hereby.
SECTION 7.06. Directors’ and Officers’ Indemnification.
(a)    Following the First Effective Time, Pubco shall cause the Surviving Entity to indemnify, defend and hold harmless, and provide advancement of expenses to, Holdco’s directors and officers in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of Holdco prior to the First Effective Time, to the same extent such persons are indemnified or have the right to advancement of expenses by Holdco as of immediately prior to the First Effective Time, and shall honor any indemnification agreements in existence as of the date of this Agreement (a list of which is set forth on Section 7.06(a) of the Holdco Disclosure Schedule). From and after the First Effective Time, Pubco shall guaranty, and shall cause the Surviving Entity to honor, the covenants contained in this Section 7.06(a).
(b)    Prior to the Closing Date, Holdco shall obtain or have obtained (at Holdco’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of Holdco on or prior to the Closing Date (the “Tail Policy”).
SECTION 7.07. Notification of Certain Matters. From the date hereof until the Closing (or the earlier termination of this Agreement in accordance with Article IX), Holdco shall give prompt notice to Pubco, and Pubco shall give prompt notice to Holdco, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, (b) any actions, suits, claims, investigations or proceeds commenced or, to such party’s knowledge, threatened against, relating to, or involving or otherwise affecting such party in relation to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to “materiality”, “Holdco Material Adverse Effect” or “Pubco Material Adverse Effect” to be untrue and (ii) that is not so qualified to be untrue in any materials respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C) affect or be deemed to modify the conditions to the obligations of the parties to consummate the Mergers. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.07.
SECTION 7.08. Allocation Certificate. Holdco shall prepare and deliver to Pubco at least ten (10) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Holdco in a form reasonably acceptable to Pubco (the “Allocation Certificate”) setting forth (as of immediately prior to the First Effective Time) (a) each holder of Holdco Common Stock, Holdco Voting Preferred Stock, Holdco Non-Voting Preferred Stock, Holdco Warrants and Holdco Options; (b) such holder’s name; (c) the number and type of Holdco Common Stock, Holdco Voting Preferred Stock, Holdco Non-Voting Preferred Stock and/or Holdco Warrants held and/or underlying Holdco Options as of the immediately prior to the First Effective Time for each such holder; (d) the number and type of shares of Pubco Shares and Pubco Non-Voting Shares to be issued to such holder, or to underlie any Exchanged Option to be issued to such holder, pursuant to this Agreement and calculated in accordance with the Per

Share Merger Consideration in respect of Holdco Common Stock, Holdco Voting Preferred Stock, Holdco Non-Voting Preferred Stock and/or Holdco Warrants or in accordance with Section 3.02(a)(vi) in respect of Holdco Options held by such holder as of immediately prior to the First Effective Time, (e) the Exchange Ratio, (f) the Discounted Exchange Ratio, (g) the Per Share Merger Consideration, (h) each holder’s Exchanged Options, and (i) each calculation underlying or related to the foregoing, and (j) with respect to each holder of a Holdco Option that is a Holdco service provider, whether such holder has terminated continuous service and if so, the date of such termination and the reason therefor. Holdco shall incorporate any comments provided by Pubco in good faith to the Allocation Certificate and any drafts thereof, and the Allocation Certificate shall be in mutually acceptable form prior to Closing.
SECTION 7.09. Further Action; Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Holdco as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)    Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)    Excluding Section 7.13, notwithstanding other provisions in this Agreement, in the event that, in connection with the involvement of Holdco or Pubco, or their respective affiliates, in the set of transactions contemplated under this Agreement, Holdco and Pubco reasonably conclude in good faith after consultation with counsel, and subject to consultation and good faith consideration of the views of the other party, that submission of any additional regulatory filing with a Governmental Authority (under a Foreign Investment Law or otherwise) would be either required or advisable, each of Holdco and Pubco, and their respective affiliates, shall use their reasonable best efforts to promptly submit a filing with the appropriate Governmental Authority (the “Regulatory Filing”), at Pubco’s expense. In the event of a Regulatory Filing, each of Holdco, Pubco, and their respective affiliates shall use reasonable best efforts to cooperate and coordinate with the other party in preparing and submitting the Regulatory Filing and in obtaining regulatory approval from the appropriate Governmental Authority, including, to the extent permitted by applicable Law and subject to customary confidentiality restrictions and all applicable privileges (including the attorney-client privilege) and consistent with any instruction or direction from the respective Governmental Authority, consultation on information to be presented to the Governmental Authority and sharing of draft documents prior to submission, prompt notification of any communication from the Governmental Authority or any of its member agencies, and in connection with resolving any investigation or other inquiry of the Governmental Authority or any of its member agencies. Holdco, Pubco, or their respective affiliates shall take or accept any actions, conditions, or restrictions proposed by the appropriate Governmental Authority as a condition of obtaining regulatory approval with respect to a Regulatory Filing; provided, however, that Holdco shall not be required to accept any actions, conditions, or restrictions that would have a material adverse impact on Holdco’s business. Holdco and Pubco shall as between themselves each bear one half of all costs for preparing any Regulatory Filing and seeking regulatory approval.
SECTION 7.10. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pubco and Holdco. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of The New York Stock Exchange, each of Pubco and Holdco shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Pubco or Holdco and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.
SECTION 7.11. Tax Matters.
(a)    Each of Pubco, Merger Sub I, Merger Sub II and Holdco shall use their reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action or fail to take any action which to its knowledge, whether before or after the First Effective Time, could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of Pubco, Merger Sub I, Merger Sub II and Holdco and their respective affiliates shall cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers.
(b)    Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the Surviving Entity, Pubco, Merger Sub I, Merger Sub II and Holdco (each, a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(c)    Pubco shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, P.C. to deliver a tax opinion regarding the Intended Tax Treatment to Pubco and Holdco shall use its reasonable best efforts to cause Baker & McKenzie LLP to deliver a tax opinion regarding the Intended Tax Treatment to Holdco. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.
SECTION 7.12. Stock Exchange Listing. Pubco will use its reasonable best efforts, at its expense, to cause the Pubco Shares issued in connection with the Transactions to be approved for listing on The New York Stock Exchange at Closing. Prior to filing any document in connection with the foregoing in this Section 7.12, Pubco shall give Holdco a reasonable opportunity to review and comment on any proposed filings and consider in good faith any such reasonable comments thereto.
SECTION 7.13. Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, with filing fees to be paid by Pubco. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)    Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)    No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 7.14. CFIUS. Notwithstanding anything to the contrary contained in this Agreement, or any other related transaction document (the “Transaction Documents”), Holdco agrees that no grant of shares or other grant of rights under the Transaction Documents is intended to or shall afford Holdco, nor any foreign person affiliated with Holdco to obtain through Holdco, any DPA Triggering Rights with respect to Pubco, Merger Sub I or Merger Sub II. To the extent that any term in the Transaction Documents would afford any of the foregoing DPA Triggering Rights to Holdco, or any foreign person affiliated with Holdco, such term shall have no effect until the parties hereto establish a mechanism to remove such DPA Triggering Rights.
SECTION 7.15. PCAOB Financials. Holdco shall use reasonable best efforts to deliver true and complete copies of (a) the audited balance sheet of Holdco as of each of December 31, 2021 and December 31, 2022 (and any such other periods as may be required in connection with the filing of the Proxy Statement), and the related audited statements of income and comprehensive loss, cash flows and stockholders’ equity of Holdco for such year, each audited in accordance with the auditing standards of the PCAOB, and (b) any other financial statements required to be included in the Registration Statement in order for the Registration Statement to be filed and declared effective, including any quarterly interim balance sheet and related statements of income, loss, cash flows and stockholders’ equity of Holdco during such time period (together with the items set forth in the foregoing clause (a), the “PCAOB Financials”), by May 31, 2023.

SECTION 7.16. Registration Rights Agreement Joinder. At the Closing, Pubco shall deliver its duly executed signatures to the Registration Rights Agreement Joinder to each of the stockholders of Holdco set forth on Section 7.16 of the Holdco Disclosure Schedule that has also duly executed the Registration Rights Agreement Joinder, and the stockholders of Holdco set forth on Section 7.16 of the Holdco Disclosure Schedule shall be the only persons that Holdco may transfer or assign its rights and obligations under the Registration Rights Agreement.
SECTION 7.17. Termination of Certain Agreements and Rights.
(a)    Holdco shall terminate or shall cause to be terminated any Investor Agreements prior to the First Effective Time, without any surviving obligation or liability on any person such that no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other person to perform any duty or obligation under such Investor Agreement.
(b)    Holdco shall terminate or shall cause to be terminated the Holdco Option Plan prior to the Closing.
SECTION 7.18. Transfer of Equity Interests. Prior to the First Effective Time, Holdco shall transfer, or shall cause to be transferred, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person, held by Holdco, other than the Holdco Owned Shares, to a third party that is mutually agreed to by Holdco and Pubco, and any definitive documentation evidencing such transfer shall be in a form and substance reasonably satisfactory to Pubco.
ARTICLE VIII.

CONDITIONS TO THE MERGERS
SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of Holdco, Pubco, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
(a)    Pubco Stockholders’ Approval. The Pubco Proposals shall have been approved and adopted by the stockholders of Pubco at the Pubco Stockholders’ Meeting in accordance with the Proxy Statement, the Pubco Organizational Documents and the rules and regulations of The New York Stock Exchange.
(b)    Pubco Unaffiliated Stockholder Approval. Pubco shall have obtained the Pubco Unaffiliated Stockholder Approval, provided that, notwithstanding anything to the contrary in this Agreement or any Transaction Documents (including the preamble to this Section 8.01), the foregoing condition that the Pubco Unaffiliated Stockholder Approval be obtained prior to Closing may not be waived by any person.
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.
(d)    Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.
(e)    Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Holdco Disclosure Schedule shall have been obtained from and made with all Governmental Authorities. To the extent any Regulatory Filings are being prepared or have been submitted pursuant to

Section 7.09, all consents, approvals and authorizations pursuant to such filings shall have been obtained from the appropriate Governmental Authorities.
(f)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(g)    Stock Exchange Listing. The Pubco Shares to be issued in connection with the Transactions shall have been approved for listing on The New York Stock Exchange, subject only to official notice of issuance thereof.
(h)    Pubco Effective Time Certificate and Bylaws. The Pubco Effective Time Certificate shall have been filed and are effective, and the Pubco Bylaws shall have been duly and validly adopted by Pubco.
SECTION 8.02. Conditions to the Obligations of Pubco, Merger Sub I and Merger Sub II. The obligations of Pubco, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Holdco contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.02 (Organizational Documents), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement), Section 4.07(b) (Financial Statements) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Holdco Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Holdco Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, would not result in a Holdco Material Adverse Effect.
(b)    Agreements and Covenants. Holdco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.
(c)    Preferred Stock Conversion. Holdco shall have effected the conversion of Holdco Voting Preferred Stock and Holdco Non-Voting Preferred Stock into Holdco Common Stock prior to the First Effective Time.
(d)    Officer Certificate. Holdco shall have delivered to Pubco a certificate, dated the date of the Closing, signed by an officer of Holdco, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b), Section 8.02(c), Section 8.02(g) and Section 8.02(i).
(e)    Material Adverse Effect. No Holdco Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.
(f)    FIRPTA Tax Certificate. On or prior to the Closing, Holdco shall deliver to Pubco a properly executed certification that shares of Holdco Common Stock are not “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by Pubco with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(g)    Holdco Stockholder Written Consents. The Written Consents evidencing the Holdco Requisite Stockholder Approval shall be in full force and effect.
(h)    Appraisal Rights. No outstanding capital stock of Holdco shall have sought to, or continue to have a right to seek, appraisal, dissenters’, or similar rights under applicable Law with respect to their capital stock of Holdco by virtue of the Mergers.
(i)    Termination of Investor Agreements. The Investor Agreements shall have been terminated in accordance with Section 4.19 and Section 7.17.
(j)    Allocation Certificate. Holdco shall have delivered to Pubco the Allocation Certificate, duly executed by the Chief Financial Officer of Holdco and such Allocation Certificate shall be a form and substance reasonably acceptable to Pubco.
(k)    Payoff Letters; Release of Liens. Pubco shall have received from Holdco payoff letters in a form reasonably acceptable to Pubco with respect to any and all Holdco Indebtedness. Pubco shall have received from Holdco a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Pubco, that are necessary or appropriate to evidence the release of all liens, if any.
(l)    Tax Opinion. Pubco shall have received an opinion from Wilson Sonsini Goodrich & Rosati that the Mergers, taken together as an integrated transaction, are more likely than not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.
SECTION 8.03. Conditions to the Obligations of Holdco. The obligations of Holdco to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Pubco, Merger Sub I and Merger Sub II contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.10 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Pubco Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Pubco, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Pubco Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, would not result in a Pubco Material Adverse Effect.
(b)    Agreements and Covenants. Pubco, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.
(c)    Officer Certificate. Pubco shall have delivered to Holdco a certificate, dated the date of the Closing, signed by the President of Pubco, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)    Tax Opinion. Holdco shall have received an opinion from Baker & McKenzie LLP that the Mergers, taken together as an integrated transaction, are more likely than not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.
ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of Holdco or Pubco, as follows:
(a)    by mutual written consent of Pubco and Holdco; or
(b)    by either Pubco or Holdco if the First Effective Time shall not have occurred prior to the date that is six (6) months from the date of this Agreement (the “Outside Date”), provided, however, that if, as of the time the Outside Date would have otherwise occurred, all other conditions to Closing set forth in Article VIII, other than any or all of the conditions to Closing set forth in Section 8.01(d) (Antitrust Approvals and Waiting Periods), Section 8.01(e) (with respect to consents, approvals or authorizations by Governmental Authorities only) (Consents), Section 8.01(e) (Registration Statement) and Section 8.01(g) (Stock Exchange Listing) are satisfied (and other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Outside Date will be extended without any further action by any party until 11:59 p.m. Pacific Time on the date that is nine (9) months from the date of this Agreement (the “Extended Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or the Extended Outside Date, as the case may be, or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or
(c)    by either Pubco or Holdco if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or
(d)    by either Pubco or Holdco if the Pubco Requisite Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Pubco Stockholders’ Meeting or at any postponement, recess or adjournment thereof; or
(e)    by Pubco if Holdco shall have failed to deliver evidence of the Written Consents to Pubco within twenty-four (24) hours after the Registration Statement becomes effective; provided, however, that Pubco’s right to terminate this Agreement pursuant to this Section 9.01(e) shall expire at the time at which the Written Consents are delivered to Pubco; or
(f)    by Pubco upon a breach of any representation, warranty, covenant or agreement on the part of Holdco set forth in this Agreement, or if any representation or warranty of Holdco shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Holdco Breach”); provided, that Pubco, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Holdco Breach is curable by Holdco prior to the Outside Date, Pubco may not terminate this Agreement under this Section 9.01(f) for so long as Holdco continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pubco to Holdco (or, if earlier, the Outside Date); or
(g)    by Holdco upon a breach of any representation, warranty, covenant or agreement on the part of Pubco, Merger Sub I and Merger Sub II set forth in this Agreement, or if any representation or warranty of Pubco, Merger Sub I and Merger Sub II shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Pubco Breach”); provided, that Holdco is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Pubco Breach is curable by Pubco, Merger Sub I and Merger Sub II by the Outside Date, Holdco may not terminate this Agreement under this Section 9.01(g) for so long as Pubco, Merger Sub I and Merger Sub II continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Holdco to Pubco.
(h)    by Holdco upon any change adverse to Holdco in the Pubco Board Recommendation.
SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02 and Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.
ARTICLE X.

GENERAL PROVISIONS
SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, and shall be deemed duly given when (a) delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by email (provided that receipt of such electronic mail is acknowledged by electronic mail or a physical copy of such electronic mail transmission is promptly delivered pursuant to one of the other subsections of this Section 10.01), (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to Pubco, Merger Sub I or Merger Sub II:
Amprius Technologies, Inc.
1180 Page Ave
Fremont, CA 94538
Attention: Dr. Kang Sun
Email: kang@amprius.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Michael J. Danaher
Email: mdanaher@wsgr.com
and
if to the Pubco Special Committee:

Amprius Technologies, Inc.
1180 Page Ave
Fremont, CA 94538
Attention: Justin Mirro, Chairman of the Special Committee
if to Holdco:
Amprius, Inc.
1180 Page Ave
Fremont, CA 94538
Attention: Dr. Kang Sun
Email: kang@amprius.com
with a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
Two Embarcadero Center, Suite 1100
San Francisco, CA 94111
Attention: Derek Liu
Email: derek.liu@bakermckenzie.com
SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.
SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.
SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 10.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.
SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile, electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
SECTION 10.11. Expenses. Except as set forth in this Section 10.11, the last sentence of Section 7.09(c) or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated.

SECTION 10.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the First Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 10.13. Pubco Special Committee Matters. For all purposes hereunder, prior to the First Effective Time, Pubco shall act with respect to the granting of any consent, permission or waiver or the making of any determination hereunder, only as directed by the Pubco Special Committee or its designees. Prior to the First Effective Time, without the consent of the Pubco Special Committee, Pubco shall not (a) eliminate, revoke or diminish the authority of the Pubco Special Committee, or (b) remove or cause the removal of any director of the Board of Directors of Pubco that is a member of the Pubco Special Committee as a member of the Pubco Special Committee.
SECTION 10.14. Waiver. Any party to this Agreement may, at any time prior to the First Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
[Signature Page Follows.]

IN WITNESS WHEREOF, Pubco, Merger Sub I, Merger Sub II, and Holdco have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

By /s/Kang Sun
Name: Kang Sun
Title: Chief Executive Officer

COMBINE MERGER SUB, INC.

By /s/Sandra Wallach
Name: Sandra Wallach
Title: Vice President and Secretary

COMBINE MERGER SUB, LLC

By /s/Sandra Wallach
Name: Sandra Wallach
Title: Vice President and Secretary

AMPRIUS, INC.

By /s/William Deihl
Name: William Deihl
Title: Chief Financial Officer

EXHIBIT A
Form of Pubco Bylaws
[attached]

Exhibit Version

AMENDED AND RESTATED BYLAWS OF
AMPRIUS TECHNOLOGIES, INC.
(effective as of [●], 2023)

    -i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AMENDED AND RESTATED BYLAWS OF AMPRIUS TECHNOLOGIES, INC.
ARTICLE I- CORPORATE OFFICES
1.1    REGISTERED OFFICE
The registered office of Amprius Technologies, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.
1.2    OTHER OFFICES
The Company may at any time establish other offices.
ARTICLE II- MEETINGS OF STOCKHOLDERS
2.1    PLACE OF MEETINGS
Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.
2.2    ANNUAL MEETING
The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.
2.3    SPECIAL MEETING
(a)    A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b)    The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b)

shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
2.4    ADVANCE NOTICE PROCEDURES
(a)    Annual Meetings of Stockholders.
(i)    Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the Whole Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).
(ii)    For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company (the “Secretary”) and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders as first specified in the Company’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the annual meeting for the current year has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to any nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) or by such other means as is reasonably designed to inform the public or stockholders of the Company in general of such information, including, without limitation, posting on the Company’s investor relations website.

(iii)    A stockholder’s notice to the Secretary must set forth:
(1)    as to each person whom the stockholder proposes to nominate for election as a director:
a)    such person’s name, age, business address, residence address and principal occupation or employment;
b)    the class and number of shares of the Company that are held of record or are beneficially owned by such person and any (i) Derivative Instruments (as defined below) held or beneficially owned by such person, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person with respect to the Company’s securities;
c)    all information relating to such person that is required to be disclosed in connection with solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
d)    such person’s written consent (x) to being named as a nominee of such stockholder, (y) to being named in the Company’s form of proxy pursuant to Rule 14a-19 under the 1934 Act and (z) to serving as a director of the Company if elected;
e)    any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and
f)    a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant;
(2)    as to any other business that the stockholder proposes to bring before the annual meeting:
a)    a brief description of the business desired to be brought before the annual meeting;
b)    the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);
c)    the reasons for conducting such business at the annual meeting;

d)    any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
e)    all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other persons (including their names) in connection with the proposal of such business by such stockholder; and
(3)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
a)    the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner, and of their respective affiliates or associates or others acting in concert with them;
b)    for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
c)    any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;
d)    any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities;
e)    any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Company;
f)    any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security;
g)    any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
h)    any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
i)    any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
j)    any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);
k)    any material pending or threatened legal proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant involving the Company or any of its officers, directors or affiliates;
l)    any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand;
m)    a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting;
n)    a representation and undertaking as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends to solicit the requisite percentage of the voting power of the Company’s stock under Rule 14a-19 of the 1934 Act); or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;
o)    any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
p)    such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
(iv)    In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (2) to provide any additional information that the Company may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 2.4(a)(iii)(3)(P)) must be received by the Secretary at the principal executive offices of the Company (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the Company; or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the Company with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Company with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the Company and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
(b)    Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b) (with such procedures that the Company deems to be applicable to such special meeting). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii), with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of this Section 2.4(b).

(c)    Other Requirements and Procedures.
(i)    To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1)    a signed and completed written questionnaire (in the form provided by the Secretary at the written request of the nominating stockholder, which form will be provided by the Secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;
(2)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;
(3)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(4)    a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide to such proposed nominee all such policies and guidelines then in effect); and
(5)    a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii)    At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.
(iii)    No person will be eligible to be nominated by a stockholder for election as a director of the Company, or to be seated as a director of the Company, unless nominated and elected in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)    The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that other proposed business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)    Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)    Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)    Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.
2.5    NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6    QUORUM
The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.
2.7    ADJOURNED MEETING; NOTICE
Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8    CONDUCT OF BUSINESS
The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.
2.9    VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question.
Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series.
2.10    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise provided in the Company’s certificate of incorporation and subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
2.11    RECORD DATES
In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.12    PROXIES
Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13    LIST OF STOCKHOLDERS ENTITLED TO VOTE
The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.
2.14    INSPECTORS OF ELECTION
Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.
Such inspectors shall:
(a)    ascertain the number of shares outstanding and the voting power of each;
(b)    determine the shares represented at the meeting and the validity of proxies and ballots;
(c)    count all votes and ballots;
(d)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)    certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
ARTICLE III- DIRECTORS
3.1    POWERS
The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2    NUMBER OF DIRECTORS
The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.
3.4    RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6    REGULAR MEETINGS
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7    SPECIAL MEETINGS; NOTICE
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, or the Secretary or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.
Notice of the time and place of special meetings shall be:
(a)    delivered personally by hand, by courier or by telephone;
(b)    sent by United States first-class mail, postage prepaid;
(c)    sent by facsimile;
(d)    sent by electronic mail; or
(e)    otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.
3.8    QUORUM; VOTING
At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.
3.10    FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.
3.11    REMOVAL OF DIRECTORS
Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV- COMMITTEES
4.1    COMMITTEES OF DIRECTORS
The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.
4.2    COMMITTEE MINUTES
Each committee and subcommittee shall keep regular minutes of its meetings.

4.3    MEETINGS AND ACTION OF COMMITTEES
Unless otherwise specified by the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a)    Section 3.5 (place of meetings and meetings by telephone);
(b)    Section 3.6 (regular meetings);
(c)    Section 3.7 (special meetings and notice);
(d)    Section 3.8 (quorum; voting);
(e)    Section 3.9 (action without a meeting); and
(f)    Section 7.4 (waiver of notice)
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.
Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.
4.4    SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V- OFFICERS
5.1    OFFICERS
The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2    APPOINTMENT OF OFFICERS
The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3    SUBORDINATE OFFICERS
The Board of Directors may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.
5.4    REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.
Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
5.5    VACANCIES IN OFFICES
Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.
5.6    REPRESENTATION OF SECURITIES OF OTHER ENTITIES
The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7    AUTHORITY AND DUTIES OF OFFICERS
Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI- STOCK
6.1    STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the Company shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.
The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2    SPECIAL DESIGNATION ON CERTIFICATES
If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3    LOST CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4    DIVIDENDS
The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5    TRANSFER OF STOCK
Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 6.3 of these bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
6.6    STOCK TRANSFER AGREEMENTS
The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
6.7    REGISTERED STOCKHOLDERS
The Company:
(a)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.8    LOCK-UP
(a)    Subject to the exceptions set forth in this Section 6.8, the holders (the “Securityholders”) of (1) Common Stock, par value $0.0001 per share, of the Company (“Common Stock”), (i) issued as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Merger Agreement”), dated as of May 11, 2022, by and among the Company (at the time named “Kensington Capital Acquisition Corp. IV”), Kensington Capital Merger Sub Corp. and Amprius Technologies, Inc. (the “Prior Company”), (ii) issued upon the exercise of warrants or other convertible securities outstanding following the Effective Time (as defined in the Merger Agreement) in respect of warrants or convertible securities of the Prior Company outstanding immediately prior to the Effective Time, (iii) issued to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding following the Effective Time in respect of awards of the Prior Company outstanding immediately prior to the Effective Time, (iv) held by Kensington Capital Sponsor IV, LLC (the “Sponsor”) and the Insiders (as defined in the Letter Agreement, dated March 1, 2022, by and between the Company, the Sponsor and the other signatories thereto) outstanding immediately following the Effective Time, (v) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May

9, 2023, by and among the Company, Amprius, Inc., Combine Merger Sub, LLC and Combine Merger Sub, Inc. (the “Reorganization Agreement”), (vi) issued upon the conversion of any shares of Non-Voting Common Stock, par value $0.0001 per share, of the Company (“Non-Voting Common Stock”) issued as consideration pursuant to the Reorganization Agreement, or (vii) issued upon the exercise of an Exchanged Option (as defined in the Reorganization Agreement) or a warrant issued in respect of a Holdco Warrant (as defined in the Reorganization Agreement) and (2) Non-Voting Common Stock issued as consideration pursuant to the Reorganization Agreement (such shares referred to in Section 6.8(a)(1)(i)-(vii) and Section 6.8(a)(2), the “Lock-Up Shares”), shall not, without the prior written consent of the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof), (A) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, any such Lock-Up Shares (or any rights or interests therein), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “Transfer”) during the Lock-Up Period (as defined below). Capitalized terms used but not otherwise defined in this Section 6.8 will have the meaning ascribed to such term in the Merger Agreement.
For purposes of this Section 6.8, “Lock-Up Period” shall mean, (1) with respect to the Lock-Up Shares referenced in Section 6.8(a)(1)(i)-(iv) (“De-SPAC Shares”), the period commencing upon the Effective Time and ending on the earlier of (i) the date that is one year from the Effective Time or (ii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (2) with respect to the Lock-Up Shares referenced in Section 6.8(a)(1)(v)-(vii) and Section 6.8(a)(2) (“Combine Shares”), the period commencing upon the initial issuance of such Lock-Up Shares and ending on the date that is one year from the Effective Time.
(b)    The restrictions set forth in Section 6.8(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions (including, for the avoidance of doubt, warrants and shares of Common Stock (including as part of any units) acquired in the initial public offering of Kensington Capital Acquisition Corp. IV and shares of Common Stock issuable upon exercise of such warrants) or from the Company pursuant to the Company’s employee stock purchase plan; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift to a member of the Securityholder’s immediate family; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the Securityholder’s immediate family; (iv) Transfers by will or intestate succession upon the death of the Securityholder; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Securityholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Securityholder, or (B) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Securityholder; (vii) Transfers to the Company’s officers, directors or their affiliates; (viii) transactions in the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (x) Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xi) Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xii) Transfers to the Company pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or options to purchase shares of Common Stock in connection with the termination of the Securityholder’s service to the Company; (xiii) (A) transfers of shares of Common Stock (or any securities convertible into or exercisable or exchangeable for the Company’s Common Stock) pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities, merger, consolidation or other similar transaction approved by the Board of Directors the result of which is that any person (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of more than 50% of the total voting power of the voting stock of the Company and (B) entry into any lock-up, voting or similar agreement pursuant to which the Securityholder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing (A) above; provided that in the event that such change of control transaction is not completed, the Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) owned by the Securityholder shall remain subject to the restrictions contained in this agreement; (xiv) Transfers of any Kcompany Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of any Kcompany Private Placement Warrants; and (xv) Transfers of Common Stock, warrants or shares of Common Stock that may be issued upon exercise of such warrants, in each case initially issued in connection with that certain private placement of Common Stock and warrants initially announced by the Company on a Form 8-K filed with the SEC on September 7, 2022; provided, however, that in the case of clauses (ii) through (vii), the permitted transferees must enter into a written agreement, in substantially the form of this Section 6.8 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 6.8(b), “immediate family” shall mean a spouse, domestic partner, parent, sibling, child or grandchild of the Securityholder or any other person with whom the Securityholder has a relationship by blood, marriage or adoption not more remote than first cousin; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. For the purposes of this Section 6.8(b), with respect to Lock-Up Shares referenced in Section 6.8(a)(1)(i)-(vii) and Section 6.8(a)(2), references to “Common Stock” shall be deemed to include both Common Stock and Non-Voting Common Stock, as applicable, and references to “Effective Time” shall be deemed to refer to the date of issuance of such Lock-Up Shares.
Notwithstanding anything to the contrary contained in this Section 6.8, if, following the 150th day after the Effective Time, the closing price per share of Common Stock for any 20 trading days within any 30 consecutive trading day period (which period may not be measured beginning prior to the 150th day after the Effective Time) is at least $12.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations and similar transactions), then the transfer restrictions set forth in this Section 6.8 shall no longer apply.
(c)    Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof, to the fullest extent permitted by law) may, in its sole discretion, determine to waive, amend, or repeal any of the obligations set forth herein, in whole or in part; provided, however, that in the event that any (i) Securityholder of De-SPAC Shares is granted a discretionary waiver or termination of the restrictions set forth in this Section 6.8, such discretionary waiver or termination shall apply to each other Securityholder of De-SPAC Shares in the same proportion that the number of shares of Common Stock (or shares issued on the exercise, exchange or conversion of shares of Common Stock, as applicable) held by the Securityholder whose restrictions are terminated or waived bears to the number of shares of Common Stock (or such other shares) held by such other Securityholder, and (ii) Securityholder of Combine Shares is granted a discretionary waiver or termination of the restrictions set forth in this Section 6.8, such discretionary waiver or termination shall apply to each other Securityholder of Combine Shares in the same proportion that the number of shares of Common Stock or Non-Voting Common Stock (or shares issued on the exercise, exchange or conversion of shares of Common Stock or Non-Voting Stock, as applicable) held by such Securityholder whose restrictions are terminated or waived bears to the number of shares of Common Stock or Non-Voting Common Stock (or such other shares) held by such other Securityholder; provided, however, that no discretionary waiver may be granted with respect to any Securityholder of Combine Shares unless a waiver is simultaneously granted to each Securityholder of De-SPAC Shares in the same proportion that the number of shares of Common Stock or Non-Voting Common Stock (or shares issued on the exercise, exchange or conversion of shares of Common Stock or Non-Voting Stock, as applicable) held by such Securityholder of Combine Shares whose restrictions are terminated or waived bears to the number of shares of Common Stock (or shares issued on the exercise, exchange or conversion of shares of Common Stock, as applicable) held by such Securityholder of De-SPAC Shares. To the extent a discretionary waiver or termination of restrictions is granted with respect to any Securityholder of De-SPAC Shares in accordance with Section 6.8(c)(i), a simultaneous waiver or termination shall apply to each Securityholder of Combine Shares in the same proportion that the number of shares of Common Stock (or shares issued on the exercise, exchange or conversion of shares of Common Stock, as applicable) held by such Securityholder of De-SPAC Shares whose restrictions are terminated or waived bears to the number of shares of Common Stock or Non-Voting Common Stock (or such other shares) held by such Securityholder of Combined Shares.
ARTICLE VII- MANNER OF GIVING NOTICE AND WAIVER
7.1    NOTICE OF STOCKHOLDERS’ MEETINGS
Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.
7.2    NOTICE TO STOCKHOLDERS SHARING AN ADDRESS
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3    NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL
Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4    WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
ARTICLE VIII- INDEMNIFICATION
8.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3    SUCCESSFUL DEFENSE
To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.
8.4    INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.
8.5    ADVANCED PAYMENT OF EXPENSES
Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.
Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.
8.6    LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)    for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)    if prohibited by applicable law.
8.7    DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8    NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9    INSURANCE
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10    SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11    EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12    CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting entity, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.
ARTICLE IX- GENERAL MATTERS
9.1    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
9.2    FISCAL YEAR
The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3    SEAL
The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4    CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.
9.5    FORUM SELECTION
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.
Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.
ARTICLE X- AMENDMENTS
These bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding voting securities, voting together as a single class; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The

Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Direct

EXHIBIT B
Form of Registration Rights Agreement Joinder
[attached]

Exhibit Version

FORM OF
JOINDER TO
REGISTRATION RIGHTS AGREEMENT

By execution and delivery of this Joinder, entered into as of [•], 2023, the undersigned hereby (i) agrees and acknowledges that the undersigned is a “Holder” as defined in that certain Registration Rights Agreement, dated as of September 27, 2022, by and among Amprius Technologies, Inc., a Delaware corporation (the “Company”), Kensington Capital Sponsor IV LLC, a Delaware limited liability company, and Amprius, Inc., a Delaware corporation, as amended from time to time (the “Registration Rights Agreement”), and (ii) agrees to join in and be bound by the terms and conditions of, subject to the obligations of, and entitled to the benefits of, the Registration Rights Agreement as a Holder.
This Joinder (a) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware and (b) may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written above.
HOLDER:
______________________________________
[Print Name]

______________________________________
Signature
Name: ______________________________
Title: _______________________________
(Signature Page to Joinder to Registration Rights Agreement)

Exhibit Version
ACCEPTED & ACKNOWLEDGED:
AMPRIUS TECHNOLOGIES, INC.,
a Delaware corporation

By:
    Name: Sandra Wallach
    Title: Chief Financial Officer

(Signature Page to Joinder to Registration Rights Agreement)

EXHIBIT C
Form of Amended and Restated Certificate of Incorporation of Pubco
[attached]

Exhibit Version
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AMPRIUS TECHNOLOGIES, INC.
a Delaware corporation
Amprius Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:
A.    The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on September 14, 2022.
B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Company and the affirmative vote of the stockholders of the Company.
C.    The text of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Company is Amprius Technologies, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
Section 1. This Company is authorized to issue three classes of stock, to be designated, respectively, Common Stock, Non-Voting Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 1,000,000,000 shares, of which 900,000,000 shares are Common Stock, $0.0001 par value per share (“Common Stock”), 50,000,000 shares are Non-Voting Common Stock, $0.0001 par value per share (“Non-Voting Common Stock”) and 50,000,000 shares are Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Section 2.
(a) Each share of Non-Voting Common Stock that is the subject of a Converting Transfer (as defined below) or an Exempt Conversion (as defined below) shall automatically, without any further action required on the part of the Company or the holder thereof, convert into one fully paid and nonassessable share of Common Stock upon such Converting Transfer of such share or at the time established by the Board of Directors of the Company (the “Board of Directors”) or a committee thereof with respect to the Exempt Conversion of such share.
(b) In the event of a conversion of a share of Non-Voting Common Stock into a share of Common Stock pursuant to this ARTICLE IV, such conversion shall be deemed to have been made (1) with respect to an Exempt Conversion, as established in the applicable approval by the Board of Directors or a committee thereof or (2) with respect to a Converting Transfer, at the time that the Converting Transfer of such share occurred; provided that such stockholder shall have provided the Company prior to such Converting Transfer with any documentation reasonably requested by the Company to validate that such Transfer qualifies as a Converting Transfer. Upon any conversion of a share of Non-Voting Common Stock into Common Stock, all rights of the holder of such share of Non-Voting Common Stock as such shall cease and the person in whose name the certificate, if any, representing such share of Common Stock is to be issued shall be treated for all purposes as having become the record holder of such share of Common Stock. The Company shall not be obligated to issue a certificate evidencing a share of Common Stock issuable upon conversion of Non-Voting Common Stock unless either the certificate, if any, evidencing such share of Non-Voting Common Stock is delivered to the Company or its transfer agent for the Non-Voting Common Stock or the holder of such certificate notifies the Company or its transfer agent for the Non-Voting Common Stock that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate.
(c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this ARTICLE IV, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock. For the avoidance of doubt, no share of Non-Voting Common Stock shall be converted into a share of Common Stock except in accordance with this ARTICLE IV.
(d) For the purposes of this ARTICLE IV:
(1)    “Affiliate” shall mean, with respect to any holder of shares of Non-Voting Common Stock, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such holder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(2)    “Converting Transfer” shall mean a Transfer of a share of Non-Voting Common Stock, other than a Non-Converting Transfer, that is either effected in an open market transaction or that is approved in advance by the Board of Directors or a committee thereof to a Person other than a Foreign Person.
(3)    “DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implanting regulations thereof.
(4)    “DPA Triggering Rights” shall mean (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; or (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).
(5)    “Exempt Conversion” shall mean a conversion of a share of Non-Voting Common Stock into a share of Common Stock that has been approved in advance by the Board of Directors or a committee thereof as an Exempt Conversion.
(6)    “Foreign Person” shall mean either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.
(7)    “Non-Converting Transfer” shall mean any Transfer of a share of Non-Voting Common Stock to an Affiliate, another holder of Non-Voting Common Stock or an Affiliate of another holder of Non-Voting Common Stock.
(8)    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
(9)    “Transfer” of a share of Non-Voting Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, (1) control over the disposition of such share and (2) the economic consequences of ownership of such share (collectively, “Control”). Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this ARTICLE IV: (i) the granting by a stockholder of a proxy to (y) officers or directors of the Company at the request of the Board of Directors or a committee thereof, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders; (ii) the pledge of shares of Non-Voting Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Non-Converting Transfer” at such time; or (iii) any change in the trustees or the person(s) acting as a fiduciary with respect to an Affiliate having or exercising Control over shares of Non-Voting Common Stock of an Affiliate, provided that following such change such Affiliate continues to be an Affiliate.
Section 3. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders. Except as (and only to the extent) otherwise required by applicable law, the holders of the Non-Voting Common Stock shall have no voting rights with respect to shares of Non-Voting Common Stock.
Section 4. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 5. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 6. The number of authorized shares of Preferred Stock, Non-Voting Common Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
Section 2. The directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) are divided into three classes designated Class I, Class II and Class III. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
Section 1. For so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.
Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
Section 1. The Company is to have perpetual existence.
Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.
Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
Section 5. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.
ARTICLE IX
Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.
Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.
ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
ARTICLE XI
The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Amended and Restated Certificate of Incorporation.
* * *

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by the [President and Chief Executive Officer] of the Company on this [ ] day of [ _________ ] 2023.

By:    /s/ [insert name]
[insert name]
[President and Chief Executive Officer]